UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Pinnacle West Capital Corporation

(Name of Registrant as Specified In Its Charter)

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PINNACLE WEST CAPITAL CORPORATION
Post Office Box 53999
PHOENIX, ARIZONA 85072-3999
NOTICE AND PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON
Wednesday May 20, 2009
To our Shareholders:
     You are invited to attend the 2009 Annual Meeting of Shareholders of Pinnacle West Capital Corporation (the “Company” or “Pinnacle West”) to be held at the Herberger Theater Center, 222 East Monroe, Phoenix, Arizona 85004, at 10:30 a.m., Mountain Standard Time, on Wednesday, May 20, 2009. At this meeting, we are asking you to vote on the following proposals in addition to any other business that may properly come before the meeting:
(1)	Elect 13 directors to serve until the 2010 Annual Meeting of Shareholders (Proposal 1);

(2)	Ratify the appointment of the Company’s independent auditors for the fiscal year ending December 31, 2009 (Proposal 2); and

(3)	Consideration of a shareholder proposal, if properly presented at the meeting (Proposal 3).
     All shareholders of record at the close of business on March 23, 2009 are entitled to notice of and to vote at the meeting. Shares can be voted at the meeting only if the holder is present or represented by proxy.
By order of the Board of Directors,
NANCY C. LOFTIN
Senior Vice President, General Counsel and Secretary
We are first furnishing the proxy materials to Shareholders on:
April 8, 2009

We encourage each shareholder to sign and return a proxy card or to use telephone or Internet voting.
Please see our General Information section for information about voting by telephone, Internet or mail.

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Page
SHARES OF PINNACLE WEST STOCK OWNED BY MANAGEMENT AND LARGE SHAREHOLDERS	16

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	17

RELATED PARTY TRANSACTIONS	18

AUDIT MATTERS	19

Report of the Audit Committee	19

Who are the Company’s independent auditors and will they be at the Annual Meeting?	20

What fees were paid to our independent registered public accountants in 2007 and 2008?	20

What are the Audit Committee’s pre-approval policies?	20

EXECUTIVE COMPENSATION	20

COMPENSATION DISCUSSION AND ANALYSIS	20

Introduction	20

What are our processes and procedures for considering and determining executive compensation?	21

What are the objectives of the Company’s compensation strategy?	22

What is the compensation program designed to reward?	23

How does the Company determine the amount (and the formula) for each element of compensation paid to its Named Executive Officers?	23

What are the elements of the Company’s compensation program?	26

Why does the Company choose to pay each element of compensation to its Named Executive Officers?	32

How does each element of compensation and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements?	32

What impact do taxation and accounting considerations have on the decisions regarding executive compensation?	32

Do we have stock ownership guidelines for our Named Executive Officers?	33

REPORT OF THE HUMAN RESOURCES COMMITTEE	33

SUMMARY COMPENSATION TABLE	34

2008 GRANTS OF PLAN-BASED AWARDS	37

EMPLOYMENT AGREEMENTS	38

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END	40

2008 OPTION EXERCISES AND STOCK VESTED	43

2008 PENSION BENEFITS	44

DISCUSSION OF PENSION BENEFITS	45

2008 NONQUALIFIED DEFERRED COMPENSATION	48

DISCUSSION OF NONQUALIFIED DEFERRED COMPENSATION	48

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL	50

HR COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION	53

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GENERAL INFORMATION
Introduction
     This proxy statement contains information regarding the Company’s 2009 Annual Meeting of Shareholders to be held at the Herberger Theater Center, 222 East Monroe, Phoenix, Arizona 85004, at 10:30 a.m., Mountain Standard Time, on Wednesday, May 20, 2009. Your proxy is being solicited by the Company’s Board of Directors (the “Board of Directors” or the “Board”).
     In accordance with rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), instead of mailing a printed copy of our proxy materials to each shareholder of record, we are now furnishing proxy materials to our shareholders on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials other than as described therein. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions included in the Notice of Internet Availability of Proxy Materials.
     It is anticipated that the Notice of Internet Availability of Proxy Materials is first being sent to shareholders on or about April 8, 2009. The proxy statement and the form of proxy relating to the 2009 Annual Meeting are first being made available to shareholders on or about April 8, 2009.
What is the purpose of the Annual Meeting?
     At the Annual Meeting, you will vote on the matters outlined in the notice of meeting on the cover page of this proxy statement.
Who is entitled to vote?
     All shareholders at the close of business on March 23, 2009 (the record date) are entitled to vote at the meeting. Each holder of outstanding Company common stock is entitled to one vote per share held as of the record date on all matters on which shareholders are entitled to vote, except for the election of directors, in which case “cumulative” voting applies (see “What is required to approve the items to be voted on?” on page 2 of this proxy statement). At the close of business on the record date, there were 101,069,459 shares of common stock outstanding.
How do I vote?
     You may vote in person or by a validly designated proxy, or, if you or your proxy will not be attending the meeting, you may vote in one of three ways:
Vote by Internet. The website address for Internet voting is on your Notice of Internet Availability of Proxy Materials. Internet voting is available 24 hours a day;
Vote by telephone. The toll-free number for telephone voting is on your proxy card. Telephone voting is available 24 hours a day; or
Vote by mail. If you have requested and received a copy of our proxy materials, mark, date, sign and mail promptly a proxy card (a postage-paid envelope will be provided for mailing in the United States).
If you vote by telephone or Internet, DO NOT mail a proxy card.

Is my vote confidential?
     Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors; individuals who help with processing and counting of votes; and persons who need access for legal reasons. If you write comments on your proxy card, your comments will be provided to the Company, but how you vote will remain confidential.
What constitutes a quorum?
     To carry on the business of the meeting, we must have a quorum. A quorum is present when a majority of the outstanding shares, as of the record date, is represented in person or by proxy. Shares owned by the Company are not considered outstanding or present at the meeting. Shares that are entitled to vote but that are not voted at the direction of the beneficial owner (called abstentions) and votes withheld by brokers in the absence of instructions from beneficial owners (called broker non-votes) will be counted for the purpose of determining whether there is a quorum for the transaction of business at the meeting.
What are the Board’s recommendations?
     Unless you give other instructions through your proxy vote, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth below, together with the description of each item to be voted on in this proxy statement. In summary, the Board recommends a vote:
•	FOR election of the nominated slate of directors (see Proposal 1);

•	FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009 (see Proposal 2); and

•	AGAINST approval of the shareholder proposal (see Proposal 3).
What is required to approve the items to be voted on?
Election of Directors. Individuals receiving the highest number of votes will be elected. The number of votes that a shareholder may, but is not required to, cast is calculated by multiplying the number of shares of common stock owned by the shareholder, as of the record date, by the number of directors to be elected. Any shareholder may cumulate his or her votes by casting them all in person or by proxy for any one nominee, or by distributing them among two or more nominees. Abstentions and broker non-votes will not be counted towards a nominee’s total and will have no effect on the election of directors. You may not cumulate your votes against a nominee. If you hold shares beneficially through a broker, trustee or other nominee and wish to cumulate votes for any one or more (but less than all) nominees, you should contact your broker, trustee or nominee. Cumulative voting applies only to the election of directors. If you would like to exercise your cumulative voting rights, you must do so by mail. The Company’s Bylaws provide that, in an uncontested election, a director nominee who receives a greater number of votes cast “withheld” for his or her election than “for” such election will promptly tender his or her resignation to the Corporate Governance Committee (the “CG Committee”). The CG Committee is required to evaluate the resignation, taking into account the best interests of the Company and its shareholders, including the effect of the exercise of cumulative voting and, subject to legal and regulatory requirements, decide whether to accept or reject the resignation.
Ratification of the Appointment of the Independent Auditors and the Shareholder Proposal. In connection with the ratification of the appointment of the independent auditors for the fiscal year ending December 31, 2009 and the vote on the shareholder proposal, the affirmative vote of a majority of the shares voted on that item will be required for approval. Abstentions and broker non-votes will have no effect on the outcome of these proposals.
Will shareholders be asked to vote on any other matters?
     The Board of Directors is not aware of any other matters that will be brought before the shareholders for a vote. If any other matters properly come before the meeting, the proxy holders will vote on those matters in accordance with the recommendations of the Board of Directors or, if no recommendations are given, in accordance with their own judgment. Shareholders attending the meeting may directly vote on those matters or they may vote by proxy.
Who is entitled to attend the Annual Meeting?
     You or your validly designated proxy may attend the meeting if you were a shareholder as of the record date. However, the Chairman of the meeting may limit the number of proxy representatives permitted to attend if a shareholder sends several representatives to the meeting.
Can I change or revoke my vote after I submit my proxy?
     Even after you have submitted your proxy card or voted by telephone or by Internet, you may change or revoke your vote at any time before the proxy is exercised by filing with our Secretary either a notice of revocation or a signed proxy card bearing a later date; revoting by telephone; or revoting by Internet. The powers of the proxy holders will be suspended with respect to your shares if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.
How do I get a copy of the Annual Report?
     You can access our Annual Report via the Internet or request a copy as described in the Notice of Internet Availability of Proxy Materials that was sent to you. In addition, a copy of the Annual Report is available on the Company’s website (www.pinnaclewest.com) and will be provided to any shareholder upon request. Shareholders may request a copy from Shareholder Services at the telephone number or address set forth in “How many Annual Reports and proxy statements are delivered to a shared address?” on page 57 of this proxy statement.
INFORMATION ABOUT OUR BOARD, ITS COMMITTEES
AND OUR CORPORATE GOVERNANCE
How often did the Board meet during 2008?
     The full Board of Directors met eight times during 2008. Every director attended at least 80% of the meetings of the full Board and any committees on which he or she served.
Do we have independent directors?
     Yes. New York Stock Exchange (“NYSE”) rules require companies whose securities are traded on the NYSE to have a majority of independent directors. These rules describe certain relationships that prevent a director from being independent and require a company’s board of directors to make director independence determinations in all other circumstances. The Company’s Board of Directors has adopted Director Independence Standards to assist the Board in making director independence determinations. These Director Independence Standards are available at the Company’s website at www.pinnaclewest.com.
     Based on the Board’s review, the Board of Directors has determined that two of the Company’s 13 directors are not independent and that 11 of the directors are independent. The 11 independent directors are

Messrs. Basha, Gallagher, Herberger, Jamieson, Lopez, Nordstrom, Parker and Stewart, and Mses. Clark-Johnson, Grant and Munro. Neither Mr. Post nor Mr. Brandt is independent under NYSE rules or the Director Independence Standards because of their employment with the Company. Mr. Post is retiring from his position as an officer of the Company effective April 30, 2009. He will continue to serve as a director of the Company and Arizona Public Service Company (“APS”). Jack E. Davis decided not to stand for re-election as a director in 2008 and, as a result, his term as a director ended on May 21, 2008. Mr. Davis was not independent under the NYSE rules or the Director Independence Standards due to his former employment with the Company. Mr. Davis served as the President and Chief Operating Officer of the Company and Chief Executive Officer of APS until March 1, 2008.
How did the Board make its independence determinations?
     In accordance with the NYSE rules and the Director Independence Standards, the Board undertakes an annual review to determine which of its directors are independent. The reviews generally take place in the first quarter of each year; however, directors are required to notify the Company of any changes that occur throughout the year that may impact their independence.
     In determining that Mr. Stewart is an independent director, the Board considered that Mr. Stewart’s last date of employment with the Company was November 26, 2003, which was more than five years ago. Given the length of time that has passed since Mr. Stewart was an employee, the board determined that Mr. Stewart was independent.
     In determining that Mr. Gallagher is an independent director, the Board considered that the law firm of Gallagher & Kennedy, P.A. provided legal services to the Company in prior years and in 2008, and is expected to perform legal services for the Company in 2009. However, since: (a) the amounts paid to Gallagher & Kennedy, P.A. were less than the dollar thresholds set forth in the NYSE rules and the Director Independence Standards; (b) Mr. Gallagher does not furnish legal services to the Company; and (c) he has advised the Company that he receives no compensation or benefits from Gallagher & Kennedy, P.A. as a result of the firm providing legal services to the Company, the Board determined that Mr. Gallagher was independent.
     In considering the independence of Ms. Clark-Johnson, who was President of the Newspaper Division of Gannett Co., Inc. (“Gannett”) until her retirement in May 2008, the Board considered the fact that the Company and its affiliates purchase newspaper subscriptions, legal notice publications and advertising from The Arizona Republic, La Voz, AZCentral.com, and KPNX-TV, all of which are owned by Gannett. The Board determined that these transactions do not impact Ms. Clark-Johnson’s independence because they are ordinary course, arms-length transactions that are not material to either the Company or to Gannett.
     Mr. Parker is Chairman and Chief Executive Officer of US Airways, a commercial airline operating out of Phoenix, Arizona, where the Company is headquartered. In considering the independence of Mr. Parker, the Board considered the fact that directors and employees of the Company and its subsidiaries purchase air travel and freight from time to time for business purposes from US Airways or its affiliates. During 2008, US Airways was the number one airline, based on landings, at Phoenix’s principal airport. The Board determined that these matters do not impact Mr. Parker’s independence because they are ordinary course, arms-length transactions that are not material to either the Company or US Airways, and the amounts paid to US Airways were less than the dollar thresholds set forth in the NYSE rules and the Director Independence Standards.
     With respect to all of the directors, the Board considered that many of the directors and/or businesses of which they are officers, directors or shareholders are located in APS’ service territory and receive electricity from APS. The Board considered these relationships in determining the directors’ independence, but because the rates and charges for electricity provided by APS are fixed by the Arizona Corporation Commission, and the directors satisfied the other independence criteria specified in the NYSE rules and the Director Independence Standards, the Board determined that these relationships did not impact any director’s independence. The Board also considered contributions to charitable and non-profit organizations where a director also serves as a director of such charities or organizations. However, since none of the directors also serves as an executive officer of such charitable or non-profit organizations, the Board determined these payments did not impact any director’s independence.
What are the Committees the Board has established?
     The Board has a standing Audit Committee, Human Resources Committee (“HR Committee”), CG Committee and Finance, Nuclear and Operating Committee (“FNO Committee”). The Audit Committee, HR Committee and CG Committee are made up of independent directors (see “Do we have independent directors?” on page 3 of this proxy statement). The following table sets forth the membership of these Committees as of the date of this proxy statement:

Finance,
		Human	Corporate	Nuclear and
	Audit	Resources	Governance	Operating
Director	Committee	Committee	Committee	Committee

Edward N. Basha, Jr.	✓	✓	✓
Donald E. Brandt				✓
Susan Clark-Johnson		✓	✓	✓
Michael L. Gallagher			✓	X
Pamela Grant	✓	✓	✓
Roy A. Herberger, Jr.		X	✓	✓
William S. Jamieson	✓	✓	✓
Humberto S. Lopez	✓	✓	✓
Kathryn L. Munro	✓		X	✓
Bruce J. Nordstrom	X		✓	✓
W. Douglas Parker	✓		✓	✓
William J. Post				✓
William L. Stewart			✓	✓

✓	Member
X	Chairman
Where can I find the charters of the Board’s Committees and how do I get a copy?
     All of the charters of the Board’s Committees are publicly available at the Company’s website (www.pinnaclewest.com) and will be provided to shareholders upon request. Shareholders may request a copy by contacting Shareholder Services at the telephone number and address set forth in “How Many Annual Reports and proxy statements are delivered to a shared address?” on page 57 of this proxy statement.
What are the responsibilities of the Audit Committee?
     The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities and Exchange Act of 1934, as amended. The primary functions of the Audit Committee, which held five meetings in 2008, are to assist the Board in monitoring the following:
•	the integrity of the Company’s financial statements;

•	the independent auditors’ qualifications, independence and performance;

•	the performance of the Company’s internal audit function; and

•	the Company’s compliance with legal and regulatory requirements.
     The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors in connection with the independent auditors preparing or issuing an audit report and performing other audit, review or attest services for the Company. The independent auditors report directly to the Audit Committee. The Board has determined that each member of the Audit Committee meets the NYSE experience requirements for audit committee members and that Mr. Nordstrom, the Chairman of the Audit Committee, is an “audit committee financial expert” under applicable SEC rules. Mr. Nordstrom has been a certified public accountant (“CPA”) for more than 37 years. During his career as a CPA, he has prepared, reviewed, audited and analyzed a wide variety of financial statements. As founder and president of Nordstrom and Associates, P.C., in addition to directly providing audit services to clients, he supervises other CPAs in their performance of audit services. All members of the Audit Committee meet the independence requirements of the NYSE rules, SEC rules and the Director Independence Standards.
What are the responsibilities of the HR Committee?
     The responsibilities and independence of the HR Committee are described in the Compensation Discussion and Analysis under the heading “What are our processes and procedures for considering and determining executive compensation? — The HR Committee” on page 21 of this proxy statement.
What are the responsibilities of the FNO Committee?
     Among other things, the FNO Committee, which held three meetings in 2008, has the authority and responsibility under its charter to:
•	review and assess reports from the Palo Verde Nuclear Oversight Committee (the “NOC”), which formally reports to the FNO Committee and APS’ Chief Executive Officer;

•	review the results of major inspections and evaluations by external oversight groups, such as the Nuclear Regulatory Commission (“NRC”) and the Institute of Nuclear Power Operations;

•	review the Company’s historical and projected financial performance and annual budgets;

•	review and recommend approval of short-term investments and borrowing guidelines;

•	review the Company’s financing plan and recommend approval of credit facilities and the issuance of long-term debt and common equity;

•	review and recommend to the Board the Company’s dividend actions, including stock dividends and other distributions;

•	review and monitor the performance of the Company’s environmental policies; and

•	review and monitor the customer and power plant operations of the Company.
     The members of the NOC are Warren F. Peabody, L. Joseph Callan, Michael B. Sellman, William L. Stewart and Alfred C. Tollison, Jr. The purpose of the NOC is to provide the FNO Committee and APS executive management with an independent assessment of the performance of the Palo Verde Nuclear Generating Station (“Palo Verde”). Performance includes nuclear safety, plant reliability, plant management, and organizational effectiveness. The NOC performs assessments of Palo Verde compared to established nuclear industry standards and practices and corporate requirements. In addition to the NOC, Palo Verde management receives reports and advice from the Offsite Safety Review Committee (the “OSRC”). The OSRC reports to the Chief Nuclear Officer of APS and is comprised of the Director, Nuclear Assurance of APS and external individuals with senior management experience in the nuclear industry. The OSRC is responsible for continually reviewing the nuclear safety aspects of plant operations to ensure that high standards for the safe operation of Palo Verde are met. Its functional areas of review encompass all of Palo Verde’s departments and activities, including operations, maintenance, engineering, quality assurance, work management, radiation protection, employee concerns, training, security and emergency planning. The OSRC also reviews proposed changes to Palo Verde’s license prior to submitting such changes to the NRC.
What are the responsibilities of the CG Committee?
     The CG Committee is responsible for developing policies and practices relating to corporate governance, including the development of the Company’s Corporate Governance Guidelines, which Guidelines address:
•	director qualification standards, including policies regarding director independence, tenure, retirement, and succession;

•	director responsibilities, including basic duties and responsibilities with respect to attendance at Board and committee meetings and advance review of meeting materials;

•	director access to management and, as necessary or appropriate, independent advisors;

•	director orientation and continuing education;

•	policies and principles for Chief Executive Officer (“CEO”) selection and performance review, as well as policies regarding succession in the event of an emergency or retirement of the CEO; and

•	Board and committee self-assessments on at least an annual basis to determine whether the Board and its committees are functioning effectively.
     The Corporate Governance Guidelines are available on the Company’s website (www.pinnaclewest.com), and will be provided to any shareholder upon request. Shareholders may request a copy by contacting Shareholder Services at the telephone number or address set forth in “How many Annual Reports and proxy statements are delivered to a shared address?” on page 57 of this proxy statement. Additional functions of the CG Committee include the development and recommendation to the full Board of criteria for selecting new directors; identifying and evaluating individuals qualified to become members of the Board, consistent with criteria approved by the Board; recommending director nominees to the full Board; and recommending to the Board the directors who should serve on each of the Board’s committees. In December 2008, the CG Committee formed a Nomination Subcommittee and delegated to the subcommittee the following duties: develop and recommend to the full Board the Board’s criteria for selecting new directors; identify and evaluate individuals qualified to become members of the Board consistent with criteria approved by the Board; recommend director nominees to the full Board; and recommend to the Board who should serve on each of the Board committees. The current members of the Nomination Subcommittee are the chairmen of the Board’s committees (Messrs. Herberger, Nordstrom and Gallagher and Ms. Munro), with the chairman of the CG Committee (Ms. Munro) serving as the Chairman of the Nomination Subcommittee.
Do the non-management and independent directors meet without management present?
     Yes. NYSE rules require non-management directors to meet at regularly scheduled sessions without management. In 2008, all of the Company’s non-management directors were given notice of and could attend the meetings of the CG Committee. The CG Committee met four times in 2008 and, at each of these meetings, management was not present for all or part of the meeting and the Company’s independent directors met in executive session. Ms. Munro chairs the CG Committee and the meetings of the non-management directors and, as the Chair of the CG Committee, serves as the Company’s lead director. The lead director performs the following functions:
•	Serves as a liaison between the Chairman of the Board and the independent directors;

•	Advises the Chairman of the Board as to an appropriate schedule of Board meetings, reviews and provides the Chairman of the Board with input regarding agendas for the Board meetings and, as appropriate or as requested, reviews and provides the Chairman of the Board with input regarding information sent to the Board;

•	Presides at all meetings at which the Chairman of the Board is not present, including executive sessions of the non-employee and the independent directors;

•	Calls meetings of the non-employee and the independent directors when necessary and appropriate;

•	Oversees the Board and Board committee self-assessment process;

•	Is available for consultation and direct communication with the Company’s shareholders and other interested parties; and

•	Performs such other duties as the non-employee directors may from time to time delegate.
How are nominees for the Board selected?
     As noted above, the CG Committee and, as of December 2008 the Nomination Subcommittee, is responsible for evaluating individuals qualified to become members of the Board of Directors and recommending director nominees to the full Board.
     Shareholder Nominees. The policy of the Nomination Subcommittee is to consider properly submitted shareholder nominations for candidates for membership on the Board. See “How do we submit shareholder proposals or director nominations for the next Annual Meeting?” on page 56 of this proxy statement. In evaluating nominations, the Nomination Subcommittee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth below under “Director Qualifications.” Any shareholder nominations proposed for consideration by the Nomination Subcommittee should include the nominee’s name and qualifications for Board membership and should be addressed to:
Corporate Secretary
Pinnacle West Capital Corporation
400 North 5th Street, Mail Station 9068
Phoenix, Arizona 85004
     In addition, the Bylaws of the Company permit shareholders to nominate directors for consideration at any Annual Meeting of Shareholders. For a description of the process for nominating directors in accordance with the Bylaws, see “How do we submit shareholder proposals or director nominations for the next Annual Meeting?” on page 56 of this proxy statement.
     Director Qualifications. The Company’s Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Nomination Subcommittee for a position on the Board. Under these criteria, a director must be a shareholder of the Company. In determining whether an individual should be considered for the Board, the Nomination Subcommittee considers the following qualities, among others: integrity, specific or general skills or experience, wisdom, knowledge, judgment, understanding of the Company’s business environment, and willingness to devote adequate time to Board duties.

     Identifying and Evaluating Nominees for Directors. The Nomination Subcommittee uses a variety of methods to identify and evaluate nominees for a director position. The Nomination Subcommittee regularly assesses the appropriate size of the Board, and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nomination Subcommittee may consider various potential candidates. Candidates may come to the attention of the Nomination Subcommittee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at regular or special meetings of the Nomination Subcommittee and may be considered at any point during the year. As described above, the Nomination Subcommittee also will consider properly submitted shareholder nominations for candidates for the Board. The CG Committee, with input from the chairmen of other Board committees, recommended for membership on the Board Ms. Clark-Johnson, who became a director effective February 1, 2008, and the Nomination Subcommittee recommended for membership on the Board Mr. Brandt, who became a director effective January 22, 2009.
Are directors required to resign if they undergo a substantial change in their primary business position?
     Under the Company’s Corporate Governance Guidelines, a director is required to apprise the CG Committee of a substantial change in the director’s primary business position and should offer his or her resignation for consideration to the CG Committee. This does not necessarily mean that such director should leave the Board of Directors; rather, the CG Committee will recommend to the Board of Directors the action, if any, to be taken with respect to the resignation.
How are directors compensated?
     The HR Committee makes recommendations to the Board for director compensation, equity participation, and other benefits. See “Compensation Discussion and Analysis — What are the processes and procedures for considering and determining executive compensation? — The HR Committee” on page 21 of this proxy statement for a further description of the HR Committee’s charter and responsibilities. The HR Committee generally considers director compensation every two years. In connection with its consideration, in 2005 and 2007, the HR Committee directly engaged Schuster-Zingheim and Associates, Inc. (“Schuster-Zingheim”), an outside compensation consultant, to evaluate and report to the HR Committee on competitive practices for outside director compensation and recommendations for such compensation.
     Only non-employee directors are compensated for Board service. Directors receive $30,000 in annual retainer fees, the chairman of the Audit Committee receives an additional annual retainer fee of $10,000, and all other committee chairmen receive an additional annual retainer fee of $7,500. Non-employee directors are eligible for grants of stock under a non-employee director equity grant policy adopted pursuant to the 2007 Long-Term Incentive Plan (the “2007 Plan”). For a description of the terms of this equity grant, see footnote 3 to the Director Compensation table on page 10 of this proxy statement. Directors are paid $1,500 for each Board meeting attended. Directors also receive $1,500 for each committee meeting attended.
     Company directors, including employee directors, who also serve as APS directors, do so for no additional compensation. Non-employee Company directors who serve on the SunCor Development Company (“SunCor”) Board, the APS Energy Services Company, Inc. (“APSES”) Board or the El Dorado Investment Company (“El Dorado”) Board receive an additional $5,000 in annual retainer fees and $500 for each SunCor, APSES or El Dorado Board meeting attended. Employee Company directors who serve on the SunCor Board, the APSES Board and the El Dorado Board do so for no additional compensation. Mr. Stewart serves as the Board’s liaison to the NOC, for which he receives $20,000 annually in additional fees. The Company also reimburses Board members for expenses associated with Board meetings and director education programs and matches up to $5,000 per year per director in director contributions to charities meeting certain requirements.

     Compensation of the directors for 2008 is as follows:
DIRECTOR COMPENSATION

Name[1]	Fees Earned	Stock	Option	Non-Equity	Change in	All Other	Total
	or Paid in	Awards	Awards	Incentive Plan	Pension Value	Compensation	($)
	Cash	($)[3]	($)	Compensation	and	($)[5]
	($)[2]			($)	Nonqualified
					Deferred
					Compensation
					Earnings[4]
					($)
Edward N. Basha, Jr.	67,500	50,128	0	0	0	5,061	122,689

Susan Clark-Johnson	51,500	92,258	0	0	0	41	143,799

Jack E. Davis[6]	10,500	0	0	0	0	19	10,519

Michael L. Gallagher	75,000	50,128	0	0	17,282	61	142,471

Pamela Grant	74,500	50,128	0	0	0	5,061	129,689

Roy A. Herberger, Jr.	75,500	50,128	0	0	12,289	2,061	139,978

William S. Jamieson	67,500	50,128	0	0	11,583	5,061	134,272

Humberto S. Lopez	74,500	50,128	0	0	21,828	5,061	151,517

Kathryn L. Munro	66,000	50,128	0	0	5,922	5,061	127,111

Bruce J. Nordstrom	73,000	50,128	0	0	8,940	5,061	137,129

W. Douglas Parker	58,500	50,128	0	0	0	61	108,689

William J. Post[6]	0	0	0	0	0	0	0

William L. Stewart	90,000	50,128	0	0	0	61	140,189

[1]	The following Company directors also serve as directors of the following Company subsidiaries: APS: Messrs. Basha, Brandt (beginning in January of 2009), Davis (until May of 2008), Gallagher, Herberger, Jamieson, Lopez, Nordstrom, Parker, Post and Stewart, and Mses. Grant, Munro and Clark-Johnson (beginning in February of 2008); APSES: Messrs. Brandt, Post (until February of 2009), Hatfield (beginning in February of 2009) and Stewart; SunCor: Messrs. Gallagher, Lopez, Post (until March of 2009), and Brandt (beginning in March of 2009) and Ms. Grant; and El Dorado: Messrs. Gallagher, Herberger, Post (until February of 2009), and Brandt (beginning in February of 2009). Ms. Clark-Johnson became a director of the Company and of APS effective February 1, 2008. Mr. Davis decided not to stand for re-election as a director in 2008 and, as a result, his term as a director with the Company and APS ended on May 21, 2008. Mr. Brandt became a director of the Company and APS effective January 21, 2009 and thus is not included in the table.

[2]	This amount includes fees paid to directors in connection with their service on the Board of Directors of the Company and of one or more of the Company’s subsidiaries. (See “How are directors compensated?” on page 9 of this proxy statement.) In addition, with respect to Mr. Stewart, this amount includes $20,000 paid to him in connection with his service as the Board’s liaison to the NOC.

[3]	Represents an annual stock grant of 1,600 shares (the annual stock grant was increased from 1,100 shares to 1,600 shares in May of 2008); and a grant to Ms. Clark-Johnson of 1,100 shares which she received in February of 2008 in connection with her appointment to the Board. Mr. Davis was not a member of the Board of Directors on the date of the annual grant. Each individual who is a non-employee director as of July 1 of a calendar year, and who meets the requirements of ownership of the Company’s common stock set forth below, receives 1,600 shares of the Company’s common stock. In the first calendar year in which a non-employee director is eligible to participate in this grant, he or she must own at least 900 shares of the Company’s common stock as of December 31 of the same calendar year to receive a grant of 1,600 shares of the Company’s common stock. If the non-employee director owns 900 shares of common stock as of June 30, he or she will receive a grant of 1,600 shares of common stock as of July 1 of the same calendar year. If the non-employee director does not own 900 shares of the Company’s common stock as of June 30, but acquires the necessary shares on or before December 31 of the same year, he or she will receive a grant of 1,600 shares of common stock within a reasonable time after the Company verifies that the requisite number of shares has been acquired. In each subsequent year, the number of shares of the Company’s common stock the non-employee director must own to receive a grant of 1,600 shares of common stock increases by 900 shares, until reaching a maximum of 4,500 shares. In each of the subsequent years, the non-employee director must own the requisite number of shares of the Company’s common stock as of June 30 of the relevant calendar year. In accordance with SEC rules, the amount in this column reflects the dollar amount expensed by the Company during 2008 for financial reporting purposes, which equals the number of shares issued (1,600) multiplied by the closing market price on the date the shares were issued ($31.33) and with respect to the 1,100 share grant to Ms. Clark-Johnson, represents the number of shares issued (1,100) multiplied by the closing market price on the date the shares were issued ($38.30). The grant date fair value of these awards is the same as the amount in the column. There were no forfeitures of stock awards for directors in 2008.

[4]	The Company does not have a pension plan for directors. The amount in this column consists solely of the above-market portion of annual interest accrued under a deferred compensation plan under which directors may defer all or a portion of their Board fees. Under the SEC’s disclosure rules, the above-market portion of interest is determined by reference to 120% of the applicable federal long-term rate, with compounding. See the discussion of the rates of interest applicable to the deferred compensation program under the heading “Discussion of Nonqualified Deferred Compensation” on page 48 of this proxy statement.

[5]	This amount represents a premium of $61 for an accidental death and dismemberment policy that covers all directors and officers. The amount has been pro-rated for Ms. Clark-Johnson ($41.00) and Mr. Davis ($19.00) for the period during which they served as a director during 2008. The remainder of the amount represents qualifying charitable contributions matched by the Company, as described under “How are directors compensated?” on page 9 of this proxy statement.

[6]	Mr. Post is a Named Executive Officer (as defined on page 16 of this proxy statement) and his compensation is set forth in the Summary Compensation Table on page 34 of this proxy statement. Mr. Davis retired from the Company on March 1, 2008, but continued to serve out his term as a director, which expired on May 21, 2008. Mr. Post did not receive any additional compensation during 2008 in connection with his service as a director. Mr. Davis received compensation in connection with his service as a director from March of 2008 to May of 2008.
How can shareholders communicate with the Board?
     Shareholders and other parties interested in communicating with the Board of Directors may do so by writing to Board of Directors, Pinnacle West Capital Corporation, 400 North 5th Street, Mail Station 9068, P.O. Box 53999, Phoenix, Arizona 85072-3999. You should send communications that are intended specifically for the non-management directors to the same address to the attention of the Corporate Governance Committee Chairman.
Do Board members attend the Annual Meeting?
     Yes. The Company’s Corporate Governance Guidelines provide that each director is expected to be present at the Annual Meeting. All of the Board members attended the 2008 Annual Meeting, including Mr. Davis, who did not stand for re-election.
Does the Company have a code of business conduct and ethics?
     Yes. In order to ensure the highest levels of business ethics, the Board has adopted the Ethics Policy and Standards of Business Practices, which applies to all employees, and the Code of Ethics for Financial Professionals, both of which are described below:
     1. Ethics Policy and Standards of Business Practices. “Doing the Right Thing” presents the Ethics Policy and the Standards of Business Practices of the Company and its subsidiaries. Employees receive a copy of “Doing the Right Thing” when they join the Company and are provided updates periodically throughout their employment. These guidelines help ensure that the employees, officers and directors of the Company and its subsidiaries act with integrity and avoid any real or perceived violation of the Company’s ethics policy, laws or regulations.
     2. Code of Ethics for Financial Professionals. The Company has adopted a Code of Ethics for Financial Professionals, which is designed to promote honest and ethical conduct and compliance with applicable laws, rules, and regulations, particularly as related to the maintenance of financial records, the preparation of financial statements, and proper public disclosure. For purposes of this Code, a Financial Professional means (a) any Company professional employee in the area of finance, accounting, internal audit, energy risk management, marketing and trading, financial control, tax, investor relations, or treasury, and (b) the Company’s CEO, Chief Financial Officer, Controller, Treasurer, and persons performing similar functions at any of the Company’s subsidiaries.
     The Company provides periodic on-line training and examination covering the principles in the Ethics Policy and Standards of Business Practices and in the Code of Ethics for Financial Professionals. This training includes extensive discussion of the Company’s ethical values, an explanation of Company ethical standards, application of ethical standards in typical workplace scenarios, assessment questions to help measure understanding, and an electronic sign-off. All of the employees of the Company and APS, except those on a leave of absence or newly-hired employees, and all of our directors have completed the training. The codes of conduct are available at the Company’s website (www.pinnaclewest.com) and will be provided to any shareholder upon request. The shareholders may request copies from Shareholder Services at the telephone number or address set forth in “How many Annual Reports and proxy statements are delivered to a shared address?” on page 57 of this proxy statement.
PROPOSAL 1 — ELECTION OF DIRECTORS
Who will stand for election at the Annual Meeting?
     The Board of Directors currently consists of 13 members. Directors are elected on an annual basis. All of the current directors will stand for re-election at the 2009 Annual Meeting, to serve as members of the Board of Directors until the 2010 Annual Meeting of the Shareholders or until their successors are duly elected and qualified or their earlier death, resignation or removal. The persons named on the proxy will vote to elect all of the nominees as directors for terms ending at the 2010 Annual Meeting of the Shareholders unless you withhold authority to vote for any or all of the nominees by voting to that effect or so voting in person. If one or more of the 13 nominees becomes unavailable to serve prior to the date of the 2009 Annual Meeting, the persons named as proxy holders will vote those shares for the election of such other person(s) as the Board of Directors may recommend, unless the Board of Directors reduces the total number of directors.
Who are the current nominees?
     The 13 nominees for election as directors are set forth in the following table:
NOMINEES FOR DIRECTORS
(TERM EXPIRING AT 2010 ANNUAL MEETING)

			Director
Name	Age	Occupation, Business & Directorships	Since
Edward N. Basha, Jr.	71	Chairman of the Board of Bashas’ supermarket chain since 1968. Chief Executive Officer of Bashas’ and an Arizona civic leader dedicated to multiple Arizona community projects.	1999

			Director
Name	Age	Occupation, Business & Directorships	Since
Donald E. Brandt	54	Mr. Brandt was appointed Chairman of the Board and Chief Executive Officer, effective April 30, 2009. Mr. Brandt currently serves as the Company’s President and Chief Operating Officer and APS’ Chief Executive Officer. Mr. Brandt has served as an officer of the Company in the following additional capacities: from September 2003 to March 2008 as Executive Vice President; from December 2002 to September 2003 as Senior Vice President; and as Chief Financial Officer in 2002. Mr. Brandt was also appointed Chairman of the Board of APS effective April 30, 2009 and has held various officer positions at APS since 2002.	2009

Susan Clark-Johnson	61	President, Gannett Newspaper Division, Gannett Co., Inc. from September 2005 until her retirement in May of 2008. Ms. Clark-Johnson was Chairman and CEO of Phoenix Newspapers, Inc. from August 2000 to September 2005. Ms. Clark-Johnson has been a director of the Company since February 1, 2008.	2008

Michael L. Gallagher	64	Attorney-at-law with Gallagher & Kennedy, P.A., Phoenix, Arizona. Chairman Emeritus of Gallagher & Kennedy since 2001. Mr. Gallagher served as President of Gallagher & Kennedy from 1978 through 2000. Mr. Gallagher is also a director of AMERCO.	1999

Pamela Grant	70	Civic leader. President of TableScapes, Inc. from July 1989 through January 1995. Ms. Grant was President and CEO of Goldwaters Department Stores, a division of May Department Stores, from January 1987 to April 1988. From November 1978 to January 1987, Ms. Grant was President, Chair and CEO of Goldwaters Department Stores, a division of Associated Dry Goods.	1985

			Director
Name	Age	Occupation, Business & Directorships	Since
Roy A. Herberger, Jr.	66	President Emeritus of Thunderbird School of Global Management since November 2004. Mr. Herberger was President of Thunderbird from 1989 until August 2004. Mr. Herberger is also a director of the Apollo Group and an advisory director of MedAire, Inc. Mr. Herberger was a director of ECO2 Plastics Inc. until January 30, 2009.	1992

William S. Jamieson	65	President of Micah Institute of Asheville, North Carolina since January 2005. From January 1999 to December 2004, Mr. Jamieson was President of the Institute for Servant Leadership.	1991

Humberto S. Lopez	63	President of HSL Properties, Inc. (real estate development and investment), Tucson, Arizona since 1975.	1995

Kathryn L. Munro	60	Principal of BridgeWest, LLC (investment company) since July 2003. Ms. Munro was Chair of BridgeWest, LLC from February 1999 until July 2003. From 1996 to 1998, Ms. Munro served as CEO of Bank of America’s Southwest Banking Group and was President of Bank of America Arizona from 1994 to 1996. Ms. Munro is also a director of FLOW International Corporation and Knight Transportation, Inc.	2000

			Director
Name	Age	Occupation, Business & Directorships	Since
Bruce J. Nordstrom	59	President of and certified public accountant at the firm of Nordstrom and Associates, PC, Flagstaff, Arizona, since 1988.	2000

W. Douglas Parker	47	Chairman of the Board and Chief Executive Officer of US Airways Group, Inc. (“USAG”) and US Airways, Inc. (“US Airways”) since September 27, 2005 to present. Mr. Parker was President of USAG and US Airways from September 27, 2005 to October 1, 2006. Mr. Parker served as Chairman of the Board and Chief Executive Officer of America West Holdings (“AWH”) and of America West Airlines (“AWA”) from September 2001 to September 2007, and has served as a director of AWH and AWA from 1999 to September 2007. Mr. Parker also served as President of AWH and AWA from September 2001 to October 1, 2006. Mr. Parker is also a director of USAG. Mr. Parker was a director of Clear Channel Outdoor until July 16, 2008.	2007

William J. Post	58	Chairman of the Board of the Company since February 2001 and CEO of the Company since February 1999. Mr. Post has served as an officer of the Company in the following additional capacities: from August 1999 to February 2001 as President; from February 1997 to February 1999 as President; and from June 1995 to February 1997 as Executive Vice President. Mr. Post is also Chairman of the Board of APS and has held various officer positions at APS since 1982. Mr. Post has announced his retirement as an officer of the Company and APS, effective April 30, 2009.	1997

William L. Stewart	65	Mr. Stewart retired from the Company effective November 26, 2003. Mr. Stewart served as Chief Executive Officer of Pinnacle West Energy Corporation (“PWEC”) from October 2002 until January 2003 and President of PWEC from October 1999 until January 2003. Mr. Stewart served as President, Generation, of APS from October 1998 to October 2002.	2001

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF THE
NOMINATED SLATE OF DIRECTORS

SHARES OF PINNACLE WEST STOCK OWNED BY MANAGEMENT
AND LARGE SHAREHOLDERS
     The following table shows the amount of Pinnacle West common stock owned by the Company’s directors, Messrs. Post, Hatfield, Brandt, Edington and Wheeler, who are the Company’s named executive officers pursuant to applicable SEC rules (the “Named Executive Officers”), our directors and executive officers as a group and those persons who beneficially own more than 5% of the Company’s common stock. Unless otherwise indicated, each shareholder listed below has sole voting and investment power with respect to the shares beneficially owned.
     The address of listed shareholders not otherwise set forth below is P.O. Box 53999, Mail Station 8602, Phoenix, Arizona 85072-3999. Unless otherwise indicated, all information is as of March 23, 2009, the record date for the Annual Meeting.

	Number of Shares	Shares Acquirable
Name	Beneficially Owned [1]	Within 60 Days [2]	Percent of Class

Directors:
Edward N. Basha, Jr.	13,235	0	*
Donald E. Brandt	23,386	0	*
Susan Clark-Johnson	2,700	0	*
Michael L. Gallagher	15,996	0	*
Pamela Grant	24,656	0	*
Roy A. Herberger, Jr.	18,360	0	*
William S. Jamieson	14,290	0	*
Humberto S. Lopez	40,773	0	*
Kathryn L. Munro	14,147	0	*
Bruce J. Nordstrom	16,593	0	*
W. Douglas Parker	2,700	0	*
William J. Post	89,800	361,250 [3]	*
William L. Stewart	35,163	0	*

Other Named Executive Officers:
James R. Hatfield	13,463	0	*
Randall K. Edington	8,611	0	*
Steven M. Wheeler	18,015	0	*

All Directors and Executive Officers as a Group (22 Persons):	482,132	415,250	*

5% Beneficial Owners[4]:

Barclays Global Investors, NA. and certain other entities	7,283,887	N/A	7.2%
45 Fremont Street San Francisco, CA 94105

Franklin Resources, Inc. and certain other entities	7,219,100	N/A	7.2%
One Franklin Parkway San Mateo, CA 94403-1906

State Street Bank and Trust Company	7,137,241	N/A	7.1%
One Lincoln Street Boston, MA 02111

T. Rowe Price Associates, Inc.	10,277,215	N/A	10.1%
100 E. Pratt Street Baltimore, MD 21202

*	Represents less than 1% of the outstanding common stock

[1]	Does not include shares that could be purchased by the exercise of options available at March 23, 2009 or within 60 days thereafter under the Company’s equity incentive plans. Those shares are shown in a separate column on this table. The following shares are held in joint tenancy: Directors: Mr. Herberger — 11,358; Mr. Post — 22,192; and Mr. Stewart — 35,163; other Named Executive Officers: Mr. Wheeler — 17,080; and all Directors and Executive Officers as a group: 98,839. The following shares are held in joint trusts: Directors: Mr. Gallagher — 15,966; Mr. Lopez — 25,773; and Ms. Munro — 13,036; and all Directors and Executive Officers as a Group: 134,228. Mr. Basha has donated 12,975 of his shares to a charitable foundation and 260 of his shares are held in a custodial account; however, he has shared voting rights with respect to such shares.

[2]	Reflects the number of shares that could be purchased by the exercise of options available at March 23, 2009 or within 60 days thereafter under the Company’s equity incentive plans.

[3]	The average weighted exercise price of Mr. Post’s options would be $38.75. The exercise prices of the options, as of December 31, 2008, were higher than the closing stock price on that same date. See the 2008 Outstanding Equity Awards at Fiscal Year-End table on page 40 of this proxy statement.

[4].	Barclays Global Investors, NA., Barclays Global Fund Advisors, Barclays Global Investors, Ltd, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG; Schedule 13G filing, dated February 6, 2009 and filed with the SEC on February 5, 2009, reports beneficial ownership collectively of 7,283,887 shares, with sole voting power as to 2,278,837 shares and sole dispositive power as to 2,926,105 shares in Barclays Global Investors, NA., sole voting power as to 3,635,556 shares and sole dispositive power as to 3,641,884 shares in Barclays Global Fund Advisors, sole voting power as to 425,151 shares and sole dispositive power as to 466,500 shares in Barclays Global Investors, Ltd., sole voting power and sole dispositive power as to 169,940 shares in Barclays Global Investors Japan Limited, sole voting power and sole dispositive power as to 52,753 shares in Barclays Global Investors Canada Limited, and sole voting power as to 26,704 shares and sole dispositive power as to 26,705 shares in Barclays Global Investors Australia Limited. Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr., and Franklin Advisers, Inc. Schedule 13G/A filing, dated January 28, 2009 and filed with the SEC on February 9, 2009, reports beneficial ownership collectively of 7,219,100 shares, with sole voting power as to 7,092,000 shares and sole dispositive power as to 7,217,000 shares in Franklin Advisers, Inc., and sole voting power and sole dispositive power as to 2,100 shares in Fiduciary Trust Company International. State Street Bank and Trust Company Schedule 13G filing, dated February 17, 2009 and filed with the SEC on February 17, 2009, reports beneficial ownership of 7,137,241 shares, with sole voting power as to 4,092,666 shares, shared voting power as to 3,044,575 shares and shared dispositive power as to 7,137,241 shares. T. Rowe Price Associates, Inc. Schedule 13G/A filing, dated March 10, 2009 and filed with the SEC on March 10, 2009, reports beneficial ownership of 10,277,215 shares with sole voting power as to 2,167,089 shares and sole dispositive power as to 10,277,215 shares. The Company makes no representations as to the accuracy or completeness of such information and believes these filings represent share ownership as of the dates reflected in the individual filings.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock to file reports of ownership and changes of ownership with the SEC. Based solely on the Company’s review of these reports, the Company believes that its directors, officers, and greater than 10% beneficial owners complied with their respective Section 16(a) reporting requirements for fiscal year 2008 and prior fiscal years on a timely basis, except as otherwise previously disclosed.

RELATED PARTY TRANSACTIONS
     The Audit Committee of the Board of Directors is responsible for reviewing and approving all material transactions with any related party. Related parties include any of our directors, executive officers, shareholders owning in excess of five percent (5%) of the Company’s common stock and, with respect to each of them, their immediate family members and certain entities in which they are an officer or own an interest of 10% or more (a “Related Party”). This obligation is set forth in writing in our Statement of Policy Regarding Related Party Transactions (the “Policy”).
     To identify Related Party Transactions, as defined in the Policy, each year the Company requires our directors and officers to complete Director and Officer Questionnaires identifying any transactions with the Company in which a Related Party has an interest. We review Related Party transactions due to the potential for a conflict of interest. A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with our interests. Our Ethics Policy and Standards of Business Practices, “Doing the Right Thing,” requires all directors, officers and employees who may have a potential or apparent conflict of interest to notify their immediate leader and the Company’s ethics department. In addition, the Policy specifically provides that any Related Party Transaction must be approved or ratified by the Audit Committee. A Related Party Transaction is any transaction or a series of similar transactions in which the Company or any of its subsidiaries is or was a participant, where the amount involved exceeds $120,000 in the aggregate and in which any Related Party has a direct or indirect material interest.
     Our directors and executive officers are required to bring Related Party Transactions to the attention of the Company’s General Counsel so that the Related Party Transaction may be reviewed in accordance with the Policy. The following transactions are exempt from the review requirement:
•	Transactions in which rates or charges are fixed in conformity with law or governmental authority (such as APS rates approved by the Arizona Corporation Commission) or the rates or charges are determined by competitive bid;

•	Transactions with SunCor or its affiliates (such as home purchases) that are offered to the Related Party on terms comparable to those that could be obtained in arm’s length dealing with an unrelated party;

•	Transactions involving charitable or non-profit organizations where the Related Party serves only as a director or chairman of the organization’s Board of Directors for no compensation;

•	Transactions in which the Related Party’s interest arises only: (a) from such person’s position as a director of the entity involved in the transaction; (b) from the direct or indirect ownership by such person, in the aggregate of less than a ten (10) percent equity interest in the entity involved in the transaction; or (c) the interest arises under both (a) and (b); and

•	Any transaction involving a director that was considered by the Board in assessing the director’s independence and which resulted in a determination that disclosure of the transaction was not required under Item 404(a) of SEC Regulation S-K.
     The Audit Committee will only approve or ratify a Related Party Transaction if the transaction is on terms no less favorable than those that could be obtained in arm’s length dealing with an unrelated party and the Audit Committee finds that the terms of the transaction are fair and reasonable.
     We expect the Company’s directors, officers and employees to act and make decisions that are in the Company’s best interests and encourage them to avoid situations that present a conflict between the Company’s interests and their own personal interests. The Company’s directors, officers and employees are prohibited from taking any action that may make it difficult for them to perform their duties, responsibilities and services to the Company in an objective and fair manner.

AUDIT MATTERS
Report of the Audit Committee
     The Audit Committee of the Board submitted the following report:
     In accordance with its written charter adopted by the Board, the primary function of the Audit Committee is to assist the Board in monitoring (a) the integrity of the Company’s financial statements, (b) the independent auditors’ qualifications and independence and performance, (c) the performance of the Company’s internal audit function, and (d) the Company’s compliance with legal and regulatory requirements. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent auditors. Management is responsible for the Company’s financial reporting process, including the Company’s system of internal controls, and for the preparation of financial statements in accordance with accounting principles generally accepted in the United States of America. The independent auditors are responsible for auditing and rendering an opinion on those financial statements, as well as auditing certain aspects of the Company’s internal controls. The Audit Committee’s responsibility is to monitor these processes.
     During 2008, the Audit Committee met five times. These meetings included sessions with the Company’s internal auditors and with the independent auditor, both with and without the presence of management.
     In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Deloitte & Touche LLP, the Company’s independent auditors, the formal written disclosures and the letter required by applicable requirements of the Public Accounting Oversight Board. The Committee discussed with the auditors any relationships that may impact the auditors’ objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee further determined that the other services provided to the Company for which the auditors received the fees disclosed below were compatible with maintaining the auditors’ independence.
     The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by auditing standards generally accepted in the United States of America and SEC regulations, including those described in Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU § 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and Rule 2-07 of Regulation S-X and, with and without management present, discussed and reviewed the results of the independent auditors’ audit of the financial statements.
     The Audit Committee discussed and reviewed the audited financial statements of the Company as of and for the fiscal year ended December 31, 2008, with the Company’s management, the Company’s Director of Audit Services and the independent auditors.
     Based on the foregoing, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

AUDIT COMMITTEE CHAIRMAN	AUDIT COMMITTEE MEMBERS
Bruce J. Nordstrom	Edward N. Basha, Jr.
Pamela Grant
William S. Jamieson
Humberto S. Lopez
Kathryn L. Munro
W. Douglas Parker

Who are the Company’s independent auditors and will they be at the Annual Meeting?
     The Audit Committee has selected Deloitte & Touche LLP, independent registered public accountants, to examine the Company’s financial statements for the fiscal year ending December 31, 2009 and, pursuant to Proposal 2, has requested shareholder ratification of this selection. Representatives of that firm will be present at the Annual Meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
What fees were paid to our independent registered public accountants in 2007 and 2008?
     The following fees were paid to the Company’s independent registered public accountants, Deloitte & Touche LLP, for the last two fiscal years:

Type of Service	2007	2008
Audit Fees [1]	$2,762,477	$2,786,733
Audit-Related Fees [2]	227,310	288,999
Tax Fees [3]	16,251	16,800

[1]	The aggregate fees billed for services rendered for the audit of the Company’s annual financial statements, review of financial statements included in Forms 10-Q, services related to SEC matters and filings, and the financial statement audit of one of the Company’s subsidiaries.

[2]	The aggregate fees billed for audit-related services, which primarily consist of fees for auditing of the Company’s benefit plans.

[3]	The aggregate fees billed primarily for tax services and preparation of tax returns for one of the Company’s subsidiaries.
What are the Audit Committee’s pre-approval policies?
     The Audit Committee pre-approves each audit service and non-audit service to be provided by the Company’s independent registered public accountants. The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services to be performed by the independent public accountants if the services are not expected to cost more than $50,000. The Chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting. All of the services performed by Deloitte & Touche LLP for the Company in 2008 were pre-approved by the Audit Committee.
EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
     The purpose of this Compensation Discussion and Analysis (“CDA”) is to provide information about the compensation that the Company paid to our Named Executive Officers or that they earned in 2008 and to explain the Company’s compensation process and philosophy and the policies and the factors that underlie our decisions regarding the Named Executive Officers’ compensation. As we describe in more detail below, the principal objectives of our executive compensation strategy are to attract and retain talented executives; reward business results, including results for customer satisfaction, safety and operational performance; strongly emphasize pay based on performance and align the interest of executives with shareholders.

What are our processes and procedures for considering and determining executive compensation?
     The HR Committee. Edward N. Basha, Susan Clark-Johnson, Pamela Grant, Roy A. Herberger, (Chairman), William S. Jamieson, and Humberto S. Lopez are the members of the HR Committee of our Board of Directors. Each member of the HR Committee qualifies as an independent director under NYSE rules and our Director Independence Standards.
     The HR Committee meets as often as necessary to perform its duties and responsibilities. In 2008, the HR Committee met six times and it has had two meetings so far in 2009. The HR Committee typically meets with representatives of management and, where appropriate, with outside advisors. It also regularly meets in executive session without management.
     Among other things, the HR Committee has the authority and responsibility under its charter to:
•	review management’s plans and programs for the attraction, retention, succession, motivation, and development of the human resources needed to achieve corporate objectives;

•	review and approve policies on compensation, benefits, and perquisites, including incentive cash compensation plans, equity participation, and other forms of executive incentives;

•	recommend persons for election or appointment as officers to the full Board;

•	annually review the goals and performance of our elected officers, including review of compensation, benefits, and perquisites, to satisfy the HR Committee that there is equity in the compensation practices and general integrity in conforming to approved plans and policies;

•	review and approve corporate goals and objectives relevant to the compensation of our CEO, assess the CEO’s performance in light of these goals and objectives, and set the CEO’s compensation level based on this assessment;

•	make recommendations to the Board with respect to non-CEO executive compensation, and incentive compensation and equity-based plans that are subject to Board approval;

•	make recommendations to the Board for director compensation, equity participation, benefits and perquisites;

•	act as the “committee” under our long-term incentive plans; and

•	review and recommend changes to pension benefits for executives.
     The charter also provides that in determining the long-term incentive component of CEO compensation, the HR Committee will consider the Company’s performance and relative shareholder return, the value of incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.
     Although the HR Committee monitors executive officer compensation throughout the year, it undertakes a thorough analysis of our executive officer compensation each fall. This review includes consideration of competitive positions relative to specified labor markets, the mix of elements of compensation, the degree and type of performance focus, and a consideration of individual officer evaluations. From December through February, the HR Committee then makes adjustments, if any, to executive officer compensation, including salary and cash and non-cash incentives. Generally, awards are granted at one of the HR Committee’s regularly scheduled meetings in January and February of each year. In the fall of 2008, the HR Committee assessed what impact the current economic downturn might have on the Company’s approach to executive compensation. After review, the HR Committee decided that officers would not receive merit increases in 2009.

     Under the HR Committee’s charter, the HR Committee may create subcommittees and vest those subcommittees with the authority of the full HR Committee with respect to specific matters delegated to such subcommittees. In 2008, the full HR Committee addressed all executive compensation matters.
     Role of Compensation Consultants. The HR Committee’s charter gives the HR Committee the sole authority to retain and terminate any consulting firm used by the HR Committee in evaluating director and officer compensation. Consistent with past practice, in the fall of 2007, the HR Committee directly engaged Schuster-Zingheim to assist the HR Committee in its evaluation of compensation for our executive officers. The HR Committee instructed the consultant to prepare a competitive compensation analysis of the compensation of the Named Executive Officers and other officers of the Company and of APS, and to make recommendations for changes to the existing compensation program. We discuss the reports and recommendations of Schuster-Zingheim with respect to 2008 compensation of our Named Executive Officers in more detail in this CDA under the heading “How does the Company determine the amount (and the formula) for each element of compensation paid to its Named Executive Officers? — Independent Consultant’s Report” beginning on page 23 of this proxy statement. Schuster-Zingheim does not provide any other services to our Company or to APS. In July of 2008, the HR Committee directly retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) to assist the HR Committee in evaluating executive compensation for 2009. Cook & Co. does not provide any other services to the Company or to APS.
     Role of Executive Officers in Determining Executive Compensation. The HR Committee makes all compensation decisions relating to our CEO’s compensation. The HR Committee recommends other compensation decisions, which are approved by the Board. Management works with the HR Committee in establishing the agenda for HR Committee meetings and in preparing meeting information. Management conducts evaluations and provides information on the performance of the executive officers for the HR Committee’s consideration and provides such other information as the HR Committee may request. Management also assists the HR Committee in recommending salary levels, annual incentive plan structure and design, including corporate and business unit performance targets or other goals, long-term incentive plan structure and design, including award levels, and the type, structure, and amount of other awards. The executive officers are also available to the compensation consultant to provide information as requested by the consultant. At the request of the Chairman of the HR Committee, the CEO or other officers may attend and participate in portions of the HR Committee’s meetings.
What are the objectives of the Company’s compensation strategy?
     The principal objectives of the Company’s executive compensation strategy are to attract and retain talented executives, reward business results, strongly emphasize pay based on performance and align the interest of executives with shareholders. The objectives are based on the following core principles, which we explain in greater detail below:
•	Alignment with Shareholder Interests. Compensation should be tied to the Company’s stock performance through performance-based or other stock incentives so that executives’ interests are aligned with those of our shareholders. The HR Committee believes this will tie our executives’ success to the success of the Company, while at the same time preventing our executives from taking unreasonable risks that might impact the value of the Company’s stock.

•	Business Performance Accountability. Compensation should be tied to the Company’s performance in several key areas, including customer satisfaction, safety, and operational performance, so that executives are focused on specific strategic and operating objectives and are held accountable through their compensation for the performance of the Company.

•	Individual Performance Accountability. Compensation should be tied to an individual’s performance so that individual contributions to the Company’s performance are rewarded.

•	Retention. Compensation should be designed to promote key employee retention.

•	Competitiveness. Finally, the compensation program should be designed to attract, retain and reward key leaders critical to the Company’s success by providing competitive total compensation.
What is the compensation program designed to reward?
     The primary objective of our compensation program is performance. In addition to rewarding business and individual performance, the compensation program is designed to promote both annual performance objectives and longer-term performance objectives. However, the Company believes that because the executive officers have ownership in the performance of the Company through equity-based compensation, together with the extended vesting of certain stock-based awards and our stock ownership guidelines, our compensation program does not encourage or incentivize our management to take unreasonable risks relating to our business and our operations.
     Annual incentives in our compensation program are principally cash-based; however, in January 2009 the HR Committee decided to pay 2008 incentive awards to Company and APS officers (including the Named Executive Officers) in the form of Company common stock in light of the current economic and regulatory climate. Annual incentives promote superior operational performance, disciplined cost management, and increased productivity and efficiency that contribute significantly to positive results for Pinnacle West shareholders and APS customers. The elements of our compensation program that promote annual performance objectives are described in this CDA under the heading “What are the elements of the Company’s compensation program? — Annual Incentives” beginning on page 26 of this proxy statement.
     Long-term incentives in our compensation program are principally stock-based. We expect that we will generally make 50% of our long-term incentive awards in performance shares and 50% in restricted stock units (“RSUs”). We describe these awards under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives” beginning on page 29 of this proxy statement. The aim of the program is to motivate long-term performance while promoting key employee retention. The performance shares promote shareholders’ interests through a focus on Company performance relative to companies in a peer index. They also afford the officer the opportunity to increase stock ownership, which aligns the officer’s interest with that of our shareholders. The RSUs have solely time-based vesting, encouraging employee retention, although the value of the RSUs increases or decreases with the value of the Company stock at vesting, which also aligns the officer’s interests with the interests of our shareholders. In addition, the feature of our RSUs that allows the recipient to elect to receive the value of the RSUs on vesting in either stock or cash provides an opportunity for either access to cash to balance equity holding requirements or for increasing stock ownership.
     While our emphasis is on performance incentives, a compensation program must also have elements that are not solely performance-based in order to be competitive in attracting and retaining talented executives. However, we attempt to set these elements at a level that is consistent with our performance objectives and market requirements. Our consistent practice of generally setting base salaries in the median competitive range emphasizes performance-based compensation objectives. The lack of any significant perquisites emphasizes performance-based compensation objectives. The absence of traditional employment agreements for substantially all of our executive officers, including the CEO, promotes accountability and does not reward poor performance through the payment of severance benefits traditionally paid under employment agreements.
How does the Company determine the amount (and the formula) for each element of compensation paid to its Named Executive Officers?
     Independent Consultant’s Report. Consistent with past practice, in the fall of 2007, the HR Committee directly engaged Schuster-Zingheim, an outside compensation consultant, to assist the HR Committee in its evaluation of 2008 compensation for our executive officers. At the request of the HR Committee, the consultant provided the HR Committee with compensation information for the utility market, the general industry market, and a blended market comprised of 50% weighted for the utility labor market and 50% weighted for the general industry labor market (100% utility for utility-specific jobs), adjusted for our size (including, in revenue comparisons, assets managed as well as owned) and which also took into account the specific duties assigned to each executive officer.

     The compensation information provided by the consultant is based on an analysis of several compensation practices derived from a number of widely-accepted industry compensation surveys. The compensation information for the utility labor market was obtained in part from a survey providing an analysis of the compensation practices of a 14-company comparator group recommended by the compensation consultant, with the input of our senior management, and approved by the HR Committee. This group was established in 2005. The HR Committee periodically evaluates the continuing relevance of the comparator group, with input from management and the outside consultant, and re-reviewed the peer group in 2007 and 2008. The 14 companies in the approved comparator group for 2008 were Ameren Corporation, DTE Energy Company, Entergy Corp., FPL Group Inc., Great Plains Energy Inc., OGE Energy Corp., PPL Corporation, Progress Energy Inc., Puget Energy Inc., Scana Corp., Southern Co., TECO Energy Inc., Wisconsin Energy Corp., and XCEL Energy Inc. Factors in choosing the companies in the 14-company comparator group include that they:
•	be strongly represented by nuclear companies because the Company is a large nuclear operator;

•	include representation of companies in the S&P 1500 Super Composite Electric Utility Index (the “Index”) because the Company’s performance shares are earned based on financial performance compared to this Index;

•	include some companies smaller than the companies in the Index to balance the peer group from a size perspective; and

•	have a solid reputation and long-term prospects.
     Compared to the comparator group, however, the Company is generally smaller in revenues, assets, market cap, and total megawatts owned. The consultant adjusted the peer group using regression based on revenues to take this into account. If regression is not available, the consultant used the median of the peer group as the best predictor of pay for a job. In 2008, as part of the executive compensation review for 2009, the HR Committee reviewed the comparator group for its continued appropriateness with the assistance of Cook & Co. As a result of such review, the HR Committee revised the comparator group to a 17-company comparator group that is broadly similar to the Company with respect to industry, complexity, business lines and size. The revised group results in a larger number of utilities and positions Pinnacle West closer to the median with respect to revenues, assets, market cap, and total megawatts owned. The revised comparator group consists of the following companies: Allegheny Energy; Alliant Energy; Ameren Corporation; DTE Energy Company; Entergy Corporation; FPL Group, Inc.; Northeast Utilities; NV Energy, Inc.; OGE Energy Corporation; PPL Corporation; Progress Energy, Inc.; Puget Energy Inc.; SCANA Corporation; Southern Company; TECO Energy, Inc.; Wisconsin Energy Corporation; and Xcel Energy, Inc.
     The 14-company sample, however, was just one of six compensation survey data points used to determine competitive compensation for 2008. The surveys, in addition to the 14-company peer group survey, are: “ESI” — Energy Services Industry, CDB Executive Compensation Database, and Towers Perrin (Electric Utilities); “TP Exec” — Towers Perrin and CDB Executive Compensation Database (All Industry); “Mercer Exec” — William M. Mercer, Executive Compensation Survey, Trendline data (All Industry); “Watson-Wyatt” — Watson/Wyatt Data Services (ECS), Top Management Report, Trendline data (All Industry); and “Special Surveys” — Hewitt, 2007 Energy Marketing and Trading Compensation Survey. We believe that using several surveys and several survey samples provides a sound competitive compensation analysis. The only difference between the 2007 surveys and the surveys used for 2008 was that the peer group for the ESI survey had only 13 companies in 2008 because TECO Energy did not participate in the ESI survey.
     In providing information to the HR Committee with respect to setting 2008 compensation, the consultant also reviewed the total compensation of the Named Executive Officers and the individual elements of that compensation, including the type and balance of annual incentives and long-term incentives, and evaluated the competitiveness of the total compensation and individual elements of compensation of each such officer based on the survey data discussed above. The consultant’s report, which was provided to the HR Committee in October 2007, also included recommendations for HR Committee consideration for 2008 compensation of the Named Executive Officers and for changes to the compensation program generally. The competitive position of each Named Executive Officer’s compensation was targeted in the report relative to the comparison group at various performance levels:
•	base salary at the median of the blended market;

•	total cash compensation (base salary plus annual cash incentive) and total direct compensation (total cash compensation plus long-term incentive) for target/goal performance at or near the median of the blended market;

•	total cash compensation and total direct compensation for exceptional performance around or above the 75th percentile of the blended market; and

•	below median pay for below median performance. For purpose of this analysis, survey data for determining annual and long-term incentive opportunities is averaged for a three-year period to smooth any variation that may occur in a single year in the survey data.
     As discussed under “What are the elements of the Company’s compensation program — Long-Term Incentives” on page 29 of this proxy statement, as part of the HR Committee’s restructuring of the Company’s long-term incentive program in 2006, the HR Committee granted “Retention Units” to the Named Executive Officers, with the exception of Mr. Hatfield, who was not then employed by the Company. The consultant’s October 2007 report analyzed the competitiveness of the Company’s compensation by including the Retention Units and excluding the Retention Units, resulting in different benchmarking information for the HR Committee. The HR Committee considers the Retention Units to be a component of 2006 compensation and, therefore, not directly relevant to the HR Committee’s assessment of the appropriate level and mix of 2008 compensation.
     Named Executive Officer Compensation (excluding Mr. Post, who is discussed below). The consultant’s report concluded that (a) the base salary of Messrs. Brandt and Wheeler was within a competitive range of the median base salary of the blended industry group (96% and 110%, respectively, of the median) and for Mr. Edington, was above the median base salary of the blended industry group (141% of the median); (b) the total cash compensation (base salary plus annual incentive) of Messrs. Brandt and Wheeler was around the median total cash compensation of the blended industry group (104% and 103%, respectively, of the median) and for Mr. Edington, was above the median total cash compensation of the blended industry group (150% of the median); and (c) the total direct compensation (total cash compensation paid plus long-term incentive grants) for Mr. Brandt, was below the median total direct compensation of the blended industry group (89% of the median), for Mr. Wheeler, was around the median total direct compensation of the blended industry group (107% of the median), and for Mr. Edington, was above the median total direct compensation of the blended industry group (152% of the median), in each case, excluding the 2006 Retention Unit grant. Mr. Hatfield was not an employee at the time the report was prepared.
     Mr. Post’s Compensation. With respect to Mr. Post’s compensation, the consultant’s report concluded that (a) his base salary was competitive around the median base salary of the blended industry group (96% of the median); (b) his total cash compensation (base salary plus annual incentive) was at the lower end of the competitive range of the median total cash compensation of the blended industry group (91% of the median); and (c) his total direct compensation (total cash compensation paid plus long-term incentive grants) was just below the competitive range of the blended industry group (81% of the median), excluding the 2006 Retention Unit grant. The consultant’s report notes that compensation survey data for total direct compensation is based on long-term incentive grants, not what is actually vested and earned. If the Company’s actual total direct compensation is compared to the median blended market total direct compensation, Mr. Post’s actual total direct 2007 compensation would be below the competitive range of the median blended market (63% of the median) because Mr. Post only received 54.6% of the 2004 performance share grant (which paid out in early 2007).
     Application of HR Committee’s Judgment. The benchmarking inherent in the consultant report and its recommendations regarding the competitiveness and structure of compensation are factors that the HR Committee takes into account in its evaluation of compensation for the Named Executive Officers. In addition, the HR Committee considers how Schuster-Zingheim’s recommendations regarding particular elements of compensation may differ from management’s recommendations. However, the HR Committee also focuses on the individual executives and their individual responsibilities, skills, expertise, value added through performance, internal equity and other external factors, and applies these views in conjunction with the information provided by the consultant. The performance of each officer is formally reviewed in the fourth quarter of each year by management and shared with the HR Committee. Individual performance evaluations consider individual goals and include a discussion of the officer’s strengths, developmental plan and overall value to the Company. Each officer has a development plan and prepares an annual self-evaluation. CEO performance is separately reviewed by the HR Committee based on Company performance goals.
     The HR Committee also considers contractual commitments in determining or recommending executive pay. For example, under the arrangements pursuant to which Mr. Edington and Mr. Hatfield were hired, each is entitled to a fixed starting salary and other specified benefits that are described in more detail below under the heading “Employment Agreements” beginning on page 38 of this proxy statement. The HR Committee approved the terms of these arrangements after considering the entire compensation package in the context of the desirability of hiring Mr. Edington and Mr. Hatfield, respectively. While the HR Committee considers internal pay equity in making compensation decisions, we do not have a policy requiring any set levels of internal pay differentiation. Finally, the HR Committee considers other factors that it considers relevant, such as the financial condition of the Company and APS.
     In making any decision regarding an executive’s compensation, the HR Committee considers the officer’s total compensation, but with an increased emphasis on performance-based or other long-term compensation in lieu of base salary adjustments. While compensation competitiveness is a priority, Company, business unit and individual officer performance are the primary factors determining the level of total direct compensation for the Named Executive Officers. Except as described above, we do not have a pre-established policy or target for allocation between cash and non-cash compensation or between short-term and long-term incentive compensation.
What are the elements of the Company’s compensation program?
     In general, the Company’s compensation program consists of three major elements: base salary, performance-based annual incentives, and long-term incentives consisting of both performance-based awards and other equity-based awards designed to promote key employee retention. In addition, the Company provides pension programs, deferred compensation programs and change-in-control arrangements.
     Base Salary. The HR Committee reviews competitive salary information and individual salaries for executive officers on an annual basis. The Named Executive Officers do not have a contractual right to receive a fixed base salary, except that Mr. Hatfield was entitled to a starting annual base salary of $450,000 pursuant to the letter agreement dated June 17, 2008 under which he was hired in 2008. In considering individual salaries, the HR Committee reviews the scope of job responsibilities, internal equity, individual contributions, business performance, retention concerns and current compensation compared to market practices. In setting base salaries, the HR Committee also considers that base salary is used as the basis for calculating annual incentive awards and, along with regular annual incentives, in calculating payments that may be made on a change-in-control as described below under the heading “Change-in-Control Arrangements” on page 52 of this proxy statement. Mr. Edington’s base salary was increased in July of 2008 to $800,000, retroactive to June 1, 2008, in recognition of his significant contributions to Palo Verde’s improvement since he joined APS in early 2007 and his critical role in returning Palo Verde to long-term excellence. Mr. Brandt’s base salary was increased to $750,000 in February of 2008 in connection with his assumption of the additional duties of CEO of APS and President and COO of the Company. His base salary was increased in January 2009 to $900,000 in connection with his appointment as Chairman of the Board of the Company and APS, and CEO of the Company, effective April 30, 2009. In January 2009, due to the uncertainty of the economy, the Company announced that officers would not receive a merit increase in 2009.
     We describe the salary paid to our Named Executive Officers in 2008 in the Summary Compensation Table beginning on page 34 of this proxy statement.
     Annual Incentives. We have used incentive programs for all our employees for a number of years. The performance criteria that underlie the annual incentive programs focus on: shareholder value; customer value; financial strength; operational and environmental performance; and safety (the “General Performance Objectives”). We believe that the annual incentive programs have been effective in achieving the General Performance Objectives. For example, since the Company introduced employee incentive plans in 1992, productivity has increased by 69%, as measured by the annual improvement in the number of customers served per employee.
     In order to promote specific goals for 2008, (a) on January 22, 2008, the HR Committee approved the CEO component of the 2008 Pinnacle West Employee Variable Incentive Plan (the “Pinnacle West Incentive Plan”) and (b) on January 23, 2008, the Board of Directors, acting on the HR Committee’s recommendation, adopted the Pinnacle West Incentive Plan and the 2008 APS Employee Variable Incentive Plan (the “APS Incentive Plan” and, together with the Pinnacle West Incentive Plan, the “2008 Incentive Plans”). The APS Incentive Plan applies to Messrs. Hatfield, Brandt, Edington and Wheeler and the Pinnacle West Incentive Plan applies to Mr. Post.
     Executive officers, other than Messrs. Post and Brandt, were granted incentive opportunities up to 100% of base salary. Messrs. Post and Brandt were granted incentive opportunities up to 150% of their base salary. In this way, the individuals with the greatest overall responsibility for Company performance were granted larger incentive opportunities, so as to weigh their overall pay mix more heavily towards performance-based compensation.
     In assessing the incentive award opportunity for Mr. Post under the Pinnacle West Incentive Plan, the HR Committee first considered Pinnacle West’s 2008 earnings. The Pinnacle West Incentive Plan established the following Pinnacle West earnings levels for Mr. Post: $248 million (threshold); $276 million (midpoint); and $304 million (maximum). In order for Mr. Post to be eligible for an award, Pinnacle West’s earnings had to meet or exceed the threshold level. Pinnacle West’s actual 2008 earnings, as defined under the Pinnacle West Incentive Plan, were $240.7 million, which included a $32.5 million after tax impairment charge related to certain of SunCor’s real estate assets. As a result, Pinnacle West’s earnings were below the $248 million earnings threshold, and Mr. Post did not receive an incentive payment.
     In assessing the incentive award opportunity for Mr. Brandt under the APS Incentive Plan, the HR Committee first considered APS’ 2008 earnings. The APS Incentive Plan established the following APS earnings levels: $230 million (threshold); $255 million (midpoint); and $280 million (maximum). In order for Mr. Brandt to be eligible for an incentive award, APS’ earnings had to meet or exceed the threshold level. APS’ actual 2008 earnings, as defined under the APS Incentive Plan, were $261 million, which exceeded the midpoint level of earnings established by the APS Incentive Plan. Because the payment of an incentive award to officers under the APS Incentive Plan is in the sole discretion of the HR Committee, the HR Committee then considered other factors, including the General Performance Objectives, in assessing Mr. Brandt’s 2008 incentive award opportunity. In doing so, the HR Committee obtained input from Mr. Post and considered other matters that the HR Committee deemed appropriate. The HR Committee then determined that Mr. Brandt’s incentive award should be $887,625, compared to a maximum award potential of $1,125,000. The HR Committee paid Mr. Brandt’s 2008 incentive award in the form of Company common stock.
     The incentive award opportunities for Messrs. Hatfield, Edington and Wheeler under the APS Incentive Plan were based up to 50% on APS earnings and up to 50% on the achievement of critical success indicators in specific business units. APS’ actual 2008 earnings, as defined under the APS Incentive Plan, were $261 million, which exceeded the required midpoint level of earnings. The HR Committee then considered the achievement of specified critical success indicators, weighted as the Committee deemed appropriate. In the case of Mr. Hatfield, the HR Committee then considered the achievement of specified critical success indicators of the Shared Services Business Unit, which were comprised of: (i) the average of the Fossil Business Unit Results (including safety, environmental performance, and production) and Palo Verde Business Unit Results (including nuclear safety, performance improvement, production and financial performance); (ii) Customer Service, Delivery and Regulatory Business Unit Results (including safety performance, customer satisfaction, business performance trends, customer reliability and environmental performance); (iii) Shared Services costs; and (iv) Shared Services safety. In the case of Mr. Edington, the HR Committee considered Palo Verde Business Unit Results, including nuclear safety, performance improvement, production and financial performance. In the case of Mr. Wheeler, the HR Committee considered Customer Service, Delivery and Regulatory Business Unit Results, including safety performance, customer satisfaction, business performance trends, customer reliability and environmental performance. Because the payment of an incentive award to officers under the APS Incentive Plan is in the sole discretion of the HR Committee, the HR Committee then considered other factors, including the General Performance Objectives, in assessing Mr. Hatfield’s, Mr. Edington’s and Mr. Wheeler’s 2008 incentive award opportunities. The HR Committee, with input from Mr. Post and Mr. Brandt, weighted both the APS earnings component and the business unit components and considered other matters that the HR Committee deemed appropriate. The HR Committee then determined that Mr. Hatfield’s incentive award under the APS Incentive Plan should be $161,325, compared to a maximum award potential of $225,000 (which award amount and maximum potential are pro-rated based on his first date of employment), Mr. Edington’s incentive award under the APS Incentive Plan should be $536,800, compared to a maximum award potential of $800,000 and that Mr. Wheeler’s incentive award should be $323,960, compared to a maximum award potential of $445,000. The HR Committee paid the 2008 incentive award to Messrs. Hatfield, Edington and Wheeler in the form of Company common stock, except with respect to Mr. Edington and Mr. Wheeler, for those portions of the incentive awards that they had previously elected to defer, which were credited to their deferred compensation accounts ($107,360 in the case of Mr. Edington and $113,386 in the case of Mr. Wheeler).
     In January 2009, the HR Committee authorized a $125,000 award to Mr. Edington in the form of Company common stock for the achievement of various Palo Verde operational targets during 2008 (the “2008 Palo Verde Incentive”). The Palo Verde Incentive is described in more detail under the heading “Employment Agreements” on page 38 of this proxy statement.
     We attempt to set the midpoint earnings target for this program based on a reasonable range of expectations for the year, while taking into account other factors, such as prior year performance, current economic conditions, and shareholder expectations. Individual business unit goals that can be directly correlated to earnings are determined at levels that, if achieved at target, would contribute to earnings being achieved at target. However, some of the business units’ metrics, like safety and customer satisfaction, are not directly correlated to earnings. We attempt to set business unit goals with a balance of factors relating to the General Performance Objectives.
     In addition to meeting earnings targets, the Company’s operational results and achievements for 2008 included the following:
•	In the J.D. Power 2008 Residential Customer Satisfaction study, APS ranked first in customer service among the nation’s 55 Large Segment investor-owned utilities (“IOUs”) and among the West Region’s 10 Large IOUs, APS ranked second on the Overall Customer Satisfaction Index and fourth for all 13 West Region utilities;

•	APS announced Solana, a 280 megawatt concentrating solar power plant;

•	During the summer peak, Palo Verde operated all three units for 100 continuous days and during this period produced more than 9.4 million megawatt hours and operated at a 99.6 percent capacity factor. For the year, Palo Verde achieved 84.4 percent overall capacity, its best in five years;

•	APS won the industry’s highest honor, the Edison Electric Institute’s Edison Award, which recognized APS’ innovation in developing the landmark Transformer Oil Analysis and Notification System;

•	APS responded to once-in-a-generation summer storms that swept through Arizona, toppling more than 150 power poles, causing severe damage to APS facilities and impacting about 80,000 customers — APS restored service to 98 percent of the customers initially impacted within 48 hours;

•	The fossil plants surpassed performance goals — the capacity factor for APS coal plants was 86.1 percent, surpassing the budgeted number of 84.9 percent and the availability factor for the gas plants was 91.5 percent, surpassing the budgeted number of 88.7 percent;

•	APS customers enjoyed record reliability — APS’ 2008 reliability was 0.78 outages per customer, which was the best in APS history;

•	The Company received Innovest’s highest rating (AAA) and ranked the second highest utility in the United States for sustainability; and

•	The Company was included in the Corporate Knight’s Global 100 Most Sustainable Companies.
     The incentive awards earned by the Named Executive Officers under the 2008 Incentive Plans are disclosed in the Summary Compensation Table on page 34 of this proxy statement in the column “Equity Awards” and “Non-Equity Incentive Plan Compensation.” As noted above, the HR Committee issued Company common stock rather than cash to the officers for the 2008 Incentive Plans’ payments in light of the current economic and regulatory climate; to the extent an officer had elected to defer a portion of his or her incentive award under the Company’s deferred compensation program, such officer received a dollar amount credit to his or her deferred compensation account equal to the amount deferred. The possible payouts under the 2008 Incentive Plans are described in the Grants of Plan-Based Awards table on page 37 of this proxy statement in the column headed “Estimated Future Payouts Under Equity Incentive Plan Awards.”
     On January 21, 2009, the Board, acting on the recommendation of the HR Committee, approved the Company’s 2009 annual incentive plans and, on January 20, 2009, the HR Committee approved the CEO component of such plans. The 2009 incentive plans are substantially similar to the 2008 Incentive Plans. We described the 2009 incentive plans and the award opportunities for our Named Executive Officers under those plans in our Current Report on Form 8-K filed with the SEC on January 26, 2009.
     Long-Term Incentives. In late 2006, we restructured our long-term compensation program to change the type of grants but not the overall incentive potential. Under our restructured program, long-term incentives generally consist of 50% performance shares and 50% RSUs. Performance Share awards and RSUs awards are generally determined at the February meeting of the HR Committee, except that award determinations may be made throughout the year in connection with the hiring of new employees, if applicable. Although we believe that performance shares best tie long-term compensation to shareholder value, adding RSUs to the program allows us to balance the goals of maximizing performance and promoting officer retention.
     To determine the amount of performance share and RSU awards, the HR Committee first establishes a target compensation value for each officer that it wants to deliver through long-term equity awards. It considers various factors, including the retention value of the total compensation package and the long-term equity component in light of the competitive environment. The HR Committee also considers target value in light of the Company’s budget and performance. Once the target value is established, the HR Committee determines the number of shares subject to the awards by reference to the then current value of the Company’s common stock. As part of the HR Committee’s restructuring of the Company’s long-term incentive program in 2006, the HR Committee granted “Retention Units” to the Named Executive Officers, with the exception of Mr. Hatfield, who was not then employed by the Company (Messrs. Post, Brandt, and Wheeler received Retention Unit grants in December 2006 and Mr. Edington received a Retention Unit grant in January 2007 upon joining the Company). The Retention Units are discussed in footnote 2 to the Summary Compensation Table on page 34 of this proxy statement.
     Performance Shares. We use performance shares to promote long-term performance. Generally, each recipient of performance shares is entitled to receive shares of common stock after the end of a three-year period based upon the Company’s earnings per share growth rate during that three-year period compared to the earnings per share growth rate of the Index over the same period. Currently, there are 26 utilities in the Index. The Company selected the Index because it is a good representation of the electric utilities market. For the performance shares granted in 2008 and for the 3,400 performance shares granted to Mr. Hatfield in October of 2008 (collectively, the “2008 Performance Shares”), the three-year performance period is from January 1, 2008 to December 31, 2010. For the performance shares granted in 2007 and for the 2,000 performance shares granted to Mr. Hatfield in October of 2008 (collectively, the “2007 Performance Shares”), the three-year performance period is from January 1, 2007 to December 31, 2009. For the performance shares granted in 2006 and for the 1,400 performance shares granted to Mr. Hatfield in October of 2008 (collectively, the “2006 Performance Shares”), the performance period is from January 1, 2006 to December 31, 2008. The earnings per share growth rate for the three-year performance period is the compounded annual-growth rate of a company’s earnings per share from continuing operations (plus SunCor’s discontinued operations for purposes of calculating the Company’s earnings per share growth), on a fully-diluted basis, during the three-year period. We include SunCor discontinued operations for purposes of calculating the Company’s earnings per share growth primarily to include sales by SunCor of commercial properties in the ordinary course after development is complete, although from time to time other accelerated property sales or sales not in the ordinary course would also be included. We believe that earnings growth strongly aligns officer performance with shareholder interests.
     Under the performance share awards, the number of shares of common stock a recipient is entitled to receive is determined by the Company’s percentile ranking in the index during the three-year performance period. Generally, the base grant is earned at the 50th percentile, two times the base grant is earned at the 90th percentile or above, and .5 times the base grant is earned at the 25th percentile, which is the threshold for any payout. The recipient must also remain employed with the Company throughout the performance period, unless the recipient retires. In the case of the recipient’s retirement, as defined in the award agreement, the employee is deemed to have been employed through the end of the performance period. A participant who receives an award of performance shares is also entitled to a cash payment equal to the amount of dividends that the participant would have received had he or she owned the shares during the three-year performance period, plus a specified annual rate of interest, compounded quarterly, which, in the case of the 2008 performance share awards, is 5.0%.
     We include the 2008 Performance Share awards in the Summary Compensation Table on page 34 of this proxy statement in the column under “Stock Awards” and in the Grants of Plan-Based Awards table on page 37 of this proxy statement. These awards have been valued in the tables in accordance with SEC rules; however, if the performance threshold for the 2008 awards is not achieved, the executives will receive nothing from these awards. For example, with respect to the 2006 Performance Shares, the performance threshold was not achieved so the executives received nothing for these awards.
     We issued additional performance shares in the first quarter of 2009 for a three-year performance period from January 1, 2009 to December 31, 2011. These performance shares have two distinct performance elements. The first performance element, accounting for 50% of the award opportunity, focuses on the Company’s earnings per share growth rate over the three-year performance period, similar to our prior performance share grants, excluding SunCor’s earnings or losses due to the reevaluation of SunCor’s strategies and the markets in which it operates. We anticipate that the common stock payout, if any, related to this performance element will be made on or about April 1, 2012. The second performance element, accounting for the other 50% of the award opportunity, focuses on the Company’s percentile ranking among other companies relative to six performance metrics: (i) the J.D. Power Residential Survey for investor-owned utilities in the Western Region; (ii) the System Average Interruption Frequency Index (Major Events Excluded); (iii) APS’ customer to employee improvement ratio; (iv) the OSHA rate (All Incident Injury Rate); (v) nuclear capacity factor; and (vi) coal capacity factor. We believe a focus on these performance metrics over a three-year period will align long-term compensation with key operational goals, thereby enhancing overall Company performance. We anticipate that the common stock payout, if any, related to this performance element will be made on or about November 30, 2012. The maximum award opportunity is .75 times the base grant for each performance element, for a total maximum award opportunity of 1.5 times the base grant.
     RSUs. We granted RSUs to our Named Executive Officers in early 2008, other than Mr. Hatfield, who received two awards of RSUs in October of 2008 as part of his initial employment package. RSUs are incentive awards that vest over a number of years if the award recipient remains employed by the Company or one of its subsidiaries. Each RSU represents the fair market value of one share of our common stock on the applicable vesting date. The 2008 RSUs:
•	For all Named Executive Officers, except for Mr. Hatfield, the 2008 RSUs vest in 25% increments, beginning on February 20, 2009, so that they will be fully vested on February 20, 2012; and for Mr. Hatfield, with respect to 2,500 of the RSUs, 500 vest on February 20, 2009, 1,000 vest on February 20, 2010 and 1,000 vest on February 20, 2011; and with respect to 3,500 of the RSUs, 500 vest on February 20, 2009; 1,000 vest on February 20, 2010; 1,000 vest on February 20, 2011; and 1,000 vest on February 20, 2012;. In 2007, we granted RSUs to the Named Executive Officers (other than Mr. Hatfield, who had not yet joined the Company). The 2007 RSUs vest in 25% increments beginning on February 20, 2008, so that they will be fully vested on February 20, 2011;

•	fully vest before the end of the regular vesting period if the participant retires (unvested RSUs are forfeited if the participant terminates employment for any other reason);

•	are payable in stock or cash to the participant (the election to receive cash or stock was made by the participant within forty-five days of the date that the participant received the grant) as the RSUs vest, in an amount equal to the number of RSUs vesting multiplied by the fair market value of a share of our common stock on the vesting release date (in the case of a participant’s retirement before the end of the vesting period the RSUs are payable on the dates and in the percentages specified in the vesting schedule even though fully vested);

•	accrue dividend rights equal to the amount of dividends that a participant would have received if the participant had directly owned one share of our common stock for each RSU held, with the dividend rights payable only on the RSUs that actually vest, plus interest at the rate of 5% per annum, compounded quarterly; and

•	are not included in the calculation of pension benefits.
     We include the 2008 RSUs grants in the Summary Compensation Table on page 34 of this proxy statement in the column under “Stock Awards” and in the Grants of Plan-Based Awards table on page 37 of this proxy statement. These awards have been valued in the tables in accordance with SEC rules; however, if the vesting criteria for the 2008 awards are not achieved, the executives will receive nothing from these awards. We issued additional RSUs in the first quarter of 2009. The terms of these awards are consistent with our prior RSU grants.
     Pension programs, deferred compensation programs and change-in-control agreements.
     The Company also maintains retirement plans, deferred compensation plans and change-in-control arrangements for our officers, including the Named Executive Officers. We believe that these elements of total compensation are essential in order to be competitive in attracting and retaining the caliber of skilled executive talent that we require to be successful. The HR Committee and the Board consider these elements in setting other elements of executive pay. However, we generally consider the value in the deferred compensation plan to be the participant’s own money and do not give this amount significant weight in making compensation decisions. Similarly, change-in-control payments do not have a significant impact on compensation design. However, in setting annual incentives, we do consider that the change-in-control payment, if triggered, would be based on the average of these amounts for the prior four years.
     We describe our retirement plans under the heading “Discussion of Pension Benefits” beginning on page 45 of this proxy statement. We describe accrued benefits under our retirement plans for each of the Named Executive Officers in the Pension Benefits table beginning on page 44 of this proxy statement. See also the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table beginning on page 34 of this proxy statement.
     We describe our deferred compensation plans under the heading “Discussion of Nonqualified Deferred Compensation” beginning on page 48 of this proxy statement. We describe accrued benefits under our deferred compensation plans for each of the Named Executive Officers in the Nonqualified Deferred Compensation table beginning on page 48 of this proxy statement. See also the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table beginning on page 34 of this proxy statement. See “Employment Agreements” on page 38 of this proxy statement for information regarding a July 2008 deferred compensation arrangement between APS and Mr. Edington that APS provided to Mr. Edington in recognition of his significant contributions to Palo Verde’s improvement since he joined APS in early 2007 and his critical role in returning Palo Verde to long-term excellence.
     We describe our change-in-control arrangements under the heading “Potential Payments Upon Termination or Change-in-Control — Change-in-Control Arrangements” beginning on page 52 of this proxy statement. The arrangements are customary “double trigger” agreements that provide severance benefits if, during a specified period following a change-in-control, the Company terminates an employee without “cause” or the employee terminates “for good reason.” We believe that the possibility of strategic transactions or unsolicited offers creates job uncertainty for executives, and that change-in-control agreements are effective tools to provide incentives for executives to stay with the Company in light of these uncertainties. In addition, we believe that if the agreements are appropriately structured, as we believe ours to be, they do not deter takeovers or disadvantage shareholders. The Company’s agreements are terminable on six months prior notice, prior to a change-in-control. The HR Committee regularly reviews the desirability and structure of our change-in-control arrangements and whether to terminate them under this provision. The tax treatment of these arrangements is described below under the heading “What impact do taxation and accounting considerations have on the decisions regarding executive compensation?”
     On March 18, 2009, the HR Committee approved a Career Recognition Award for Mr. Post, who will be retiring on April 30, 2009 after 38 years of service. Pursuant to the Award, the Company credited a non-cash amount of $1 million to a record keeping account on behalf of Mr. Post. Mr. Post will fully vest in the account on his retirement date and amounts will be paid to him or his designated beneficiary in ten annual installments of $100,000, plus interest on the unpaid balance at the same rate as provided under the Company’s Deferred Compensation Plan as described under the heading “Discussion of Nonqualified Deferred Compensation” on page 48 of this proxy statement.
     Perquisites. We have had a long-standing policy of not providing significant perquisites to our executive officers. We describe our perquisites paid to each of the Named Executive Officers in footnote 5 to the Summary Compensation Table on page 34 of this proxy statement.
Why does the Company choose to pay each element of compensation to its Named Executive Officers?
     We choose to pay each element of compensation to further the objectives of our compensation program described above, including the need to attract, retain, and reward key leaders critical to our success by providing competitive total compensation, but with a strong emphasis on performance-based incentives.
How does each element of compensation and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements?
     Before establishing or recommending executive compensation payments or awards, the HR Committee considers all the components of such compensation, including current pay (salary and bonus, if any), annual and long-term incentive awards, deferred compensation, retirement benefits, outstanding equity awards, perquisites and potential change-in-control severance payments. The HR Committee considers each element in relation to the others when setting total compensation. See also the discussion under the heading “How does the Company determine the amount (and the formula) for each element of compensation paid to its Named Executive Officers?” on page 23 of this proxy statement.
What impact do taxation and accounting considerations have on the decisions regarding executive compensation?
     Publicly traded corporations generally are not permitted to deduct, for federal income tax purposes, annual compensation in excess of $1 million paid to any of certain top executives, except to the extent the compensation qualifies as “performance-based.” The Company does not use the deduction as a justification for awarding compensation below $1 million. To the extent the awards do exceed $1 million, the Company generally believes that it is in the shareholders’ best interests to award compensation that will qualify as “performance-based” in order to take advantage of the deduction; the Company has not, however, adopted a policy requiring all compensation to be deductible. For example, the RSUs and the Annual Incentives described above do not qualify as performance-based compensation under the applicable tax provisions.
     The HR Committee and the Board also take into account other tax and accounting consequences of the total compensation program and the individual components of compensation, and weigh these factors when setting total compensation and determining the individual elements of an officer’s compensation package, including the treatment of the awards under FAS 123R. For example, in evaluating the change-in-control provisions discussed under “What are the elements of the Company’s compensation program? — Pension programs, deferred compensation programs and change-

in-control agreements” on page 31 of this proxy statement, the HR Committee considered that a 20% excise tax is imposed on the executive for certain “golden parachute” payments and that under the change-in-control agreements, the Company should gross-up the officer for this tax. This puts the officer in the same after-tax position as if no such tax were imposed. We describe these tax payments in more detail below under the heading “Potential Payments Upon Termination Or Change-In-Control — Change-in-Control Arrangements — KEESAs” beginning on page 52 of this proxy statement.
Do we have stock ownership guidelines for our Named Executive Officers?
     Yes. In an effort to further align the interests of management and shareholders, effective October 17, 2007, the Board adopted stock ownership guidelines applicable to the Named Executive Officers and certain other officers. We believe that linking a significant portion of an officer’s current and potential future net worth to the Company’s success, as reflected in our stock price, helps to ensure that officers have a stake similar to that of our shareholders. The guidelines also encourage the long-term management of the Company for the benefit of the shareholders.
     The guidelines for each executive officer are based on the executive officer’s position and his or her base salary. The Company expects executive officers to own Company stock having a value equal to a multiple of their annual base salary within five years of the later of the effective date of the guidelines (October 17, 2007), an executive officer’s appointment, or his or her designation as an executive officer to which these guidelines apply. The types of ownership arrangements counted toward these guidelines are those securities that are beneficially owned by an executive officer in accordance with SEC Rule 13d-3, excluding unexercised options. Compliance with these guidelines will be reviewed on an annual basis. The stock ownership guideline for Mr. Post and Mr. Brandt is three times base salary and for the other Named Executive Officers, is two times base salary. Mr. Post satisfies the stock ownership guidelines. Messrs. Edington and Wheeler are expected to achieve compliance within five years from October 17, 2007. Mr. Brandt was promoted to the position of CEO of APS and President and COO of the Company in February of 2008 and is expected to achieve compliance with the stock ownership guidelines of three times base salary within five years of that date. Mr. Hatfield is expected to achieve compliance with the stock ownership guidelines within five years from July 14, 2008 (his date of hire).
     On October 17, 2007, the Board also adopted a stock retention policy. Under the policy, we expect executive officers to not sell or transfer shares of restricted stock (net of shares utilized to satisfy tax withholding obligations) within six months of the date on which such shares are released. The term “restricted stock” includes any shares received upon the release of RSUs.
REPORT OF THE HUMAN RESOURCES COMMITTEE
     The HR Committee of the Board submitted the following report:
     The HR Committee is composed of six non-employee directors, each of whom is independent as defined by NYSE rules and the Company’s Director Independence Standards.
     In accordance with SEC rules, the HR Committee discussed and reviewed the Compensation Discussion and Analysis beginning on page 20 of this proxy statement with management and, based on those discussions and review, the HR Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

HR COMMITTEE CHAIRMAN Roy A. Herberger, Jr.	HR COMMITTEE MEMBERS Edward N. Basha, Jr. Susan Clark-Johnson Pamela Grant William S. Jamieson Humberto S. Lopez

SUMMARY COMPENSATION TABLE
     The following table provides information concerning total compensation earned or paid to the Company’s Named Executive Officers (the Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers of the Company) for services rendered in fiscal years 2006, 2007 and 2008; however, because Mr. Edington and Mr. Wheeler were not Named Executive Officers in 2006, we are including information for them only for 2007 and 2008. Mr. Hatfield was hired in July of 2008 and, therefore, we are including information for him only for 2008.

Name and	Year	Salary	Bonus	Stock	Option	Non-Equity	Change in	All Other Compensation	Total
Principal		($)	($)[1]	Awards	Awards	Incentive	Pension Value	($)[5]	($)
Position				($)[2]	($)	Plan	and
						Compensation	Nonqualified
						($)[3]	Deferred
							Compensation
							Earnings
							($)[4]

William J. Post,	2008	950,000	0	303,684	0	0	1,807,516	32,390	3,093,590
Chairman of the Board and Chief	2007	950,000	0	1,877,976	0	1,300,000	2,595,365	30,522	6,753,863
Executive Officer and	2006	950,000	0	3,725,544	52,644	985,000	2,353,845	31,906	8,098,939
Chairman of the Board, APS

James R. Hatfield,	2008	201,136	200,000	222,006	0	0	67	71,115	694,324
Senior Vice President and Chief Financial Officer

Donald E. Brandt,	2008	725,000	0	1,298,151	0	0	162,224	25,074	2,210,449
President and Chief Operating	2007	599,999	0	524,513	0	766,800	440,417	24,815	2,356,544
Officer and President and Chief	2006	456,263	0	402,788	9,286	648,000	145,144	24,590	1,686,071
Executive Officer, APS

Randall K. Edington,	2008	738,750	100,000	864,932	0	108,860	424,821	535,078	2,772,441
Executive Vice President, and	2007	547,955	266,000	378,538	0	432,300	1,251	419,247	2,045,291
Chief Nuclear Officer, APS

Steven M. Wheeler,	2008	445,000	0	452,206	0	113,386	1,457,015	21,624	2,489,231
Executive Vice President	2007	416,258	0	228,759	0	353,330	1,142,931	19,695	2,160,973
Customer Service and Regulation, APS

[1]	With respect to 2008, the amounts in this column represent the following: (i) a hiring bonus of $200,000 was paid to Mr. Hatfield pursuant to his letter agreement and (ii) a retention bonus of $100,000 was paid to Mr. Edington pursuant to his letter agreement. Mr. Hatfield’s and Mr. Edington’s letter agreements are discussed under the heading “Employment Agreements” on page 38 of this proxy statement.

[2]	This column reflects the dollar amounts accrued by the Company during 2008, 2007 and 2006 for financial reporting purposes for stock awards held by the Named Executive Officers and does not reflect value actually received by the Named Executive Officers. The column reflects expense accruals for the following types of stock awards:
•	Performance Shares. We describe the performance shares under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives — Performance Shares” on page 29 of this proxy statement. With respect to the performance shares, we estimate the amount accrued based upon projections of the Company’s performance against projections of those companies in the comparator group. As earnings per share are reported by comparator companies, as new information becomes available, or as significant changes to the Company’s earnings become known, these estimates are updated. As such, based upon our estimates, the 2008 compensation expense accrued assumes that the following percentages of the target number of shares will be awarded: 2006 Performance Shares — 60% (compared to a 2007 estimate of 100%); 2007 Performance Shares — 60% (compared to a 2007 estimate of 75%) and 2008 Performance Shares — 60%. Compensation expense recorded for financial reporting purposes in 2007 for the 2005 grant was accrued using 75% of target shares, but the number of shares actually awarded was 54.6% of target shares. The expense accrued for this award was adjusted downward in 2008, as were the expense accruals for the 2006 Performance Shares and the 2007 Performance Shares. These adjustments are reflected as deductions in the 2008 stock award columns for Mr. Post (in the amount of $1,094,155) and Mr. Brandt (in the amount of $162,307), each of whom was also a Named Executive Officer in 2006 and 2007, and for Mr. Wheeler (in the amount of $24,454), who was a Named Executive Officer in 2007. The expense accrued for the 2006 Performance Shares will be adjusted downward in 2009 to reflect the change from 60% of the target number of shares (discussed above) to 0% of the target shares, since the performance metrics were not met and no shares were awarded. Under the award agreements for the 2006 Performance Shares, 2007 Performance Shares and 2008 Performance Shares, an employee is deemed to have been employed through the performance period if the employee retires after reaching the age of retirement and attaining the requisite years of service. Because Mr. Post had reached the age of retirement and attained the requisite years of service at the grant dates of the 2006, 2007, and 2008 Performance Shares, the Company accrued all of the expense associated with the awards on those dates (subject to the subsequent expense adjustments in the 2006 and 2007 Performance Shares discussed above). Messrs. Hatfield’s, Brandt’s, Edington’s and Wheeler’s awards are being accrued over the three-year vesting period of each Performance Share award. Consistent with the terms of his letter agreement, Mr. Hatfield was granted performance shares for the years 2006, 2007 and 2008 in 2008 that will be paid out in 2009, 2010, and 2011, respectively, if the performance criteria are met. Mr. Hatfield’s letter agreement is described under the heading “Employment Agreements” on page 38 of this proxy statement.

•	Retention Units. The retention units: (i) vest in 25% increments, beginning on January 3, 2007 with respect to the grants to Messrs. Post, Brandt, and Wheeler, and beginning on January 25, 2007 with respect to the grant to Mr. Edington, so that the retention units will be fully vested on January 4, 2010; (ii) fully vest before the end of the regular vesting period if the participant becomes eligible for retirement (unvested retention units are forfeited if the participant terminates employment for any other reason); (iii) are payable in cash to the participant as the retention units vest in an amount equal to the number of retention units vesting multiplied by the fair market value of a share of Company common stock on the vesting date (in the case of a participant’s retirement before the end of the vesting period, the retention units are payable on the dates and in the percentages specified in the vesting schedule, even though fully vested); (iv) accrue dividend rights equal to the amount of dividends that a participant would have received if the participant had directly owned one share of Company common stock for each retention unit held, with the dividend rights payable only on the retention units that actually vest, plus interest at the rate of 5% per annum, compounded quarterly; and (v) are included in the determination of the participant’s compensation for purposes of calculating pension benefits under our supplemental excess benefit retirement program, to the extent the retention units ultimately vest. Under FAS 123R, we are required to accrue the entire compensation expense for retirement eligible employees on the date of the grant, as no additional services are required beyond that date. Because Mr. Post had reached the age of retirement and attained the requisite years of service at the grant date (December 13, 2006), the Company accrued all of the expense associated with Mr. Post’s retention unit grant on that date. Mr. Brandt’s and Mr. Edington’s awards are currently being accrued over the standard vesting period of the award. Mr. Wheeler reached the age of retirement and attained the requisite years of service in November of 2008, at which time the remaining award was fully expensed.

•	Restricted Stock Units. We describe the RSUs under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs” on page 30 of this proxy statement. Pursuant to the terms of the award agreement, the employee becomes fully vested in the award upon retirement, although the awards will be paid out over the standard vesting period. Because Mr. Post had reached the age of retirement and attained the requisite years of service at the grant date, which for purposes of FAS 123R is May 23, 2007 for the RSUs granted in 2007 and February 19, 2008 for the RSUs granted in 2008, the Company accrued all of the expense associated with the RSU grants on those dates.

Mr. Hatfield’s, Mr. Brandt’s, Mr. Wheeler’s, and Mr. Edington’s awards in 2007 and 2008 are being accrued over the standard vesting period of the awards.

•	2008 Incentive Plans and Mr. Edington’s 2008 Palo Verde Incentive. In January 2009, the HR Committee approved awards under the 2008 Incentive Plans, as described under the heading “What are the elements of our compensation program? — Annual Incentives” in the CDA on page 26 of this proxy statement, except with respect to Mr. Post, who did not receive an incentive payment. These awards were paid in the form of Pinnacle West common stock instead of cash and resulted in expense accruals during 2008 equal to the portion of the incentive paid in stock. See footnote 4 for information regarding the amounts credited to the deferred compensation accounts of Mr. Edington and Mr. Wheeler in connection with these incentive awards as a result of deferrals elections made by Mr. Edington and Mr. Wheeler in late 2007. The amount in this column includes $125,000 awarded to Mr. Edington in connection with the 2008 Palo Verde Incentive described under the heading “Employment Agreements” on page 38 of this proxy statement. This award was paid in the Company’s common stock.
     There were no forfeitures of stock awards during 2006, 2007 or 2008.

[3]	Mr. Edington’s amounts for 2008 consist of (i) an amount credited to his deferred compensation account in connection with the 2008 APS Incentive Plan ($107,360); and (ii) $1,500 for incentive payments received in connection with the outage incentive plans for the 13th refueling outage for Palo Verde Unit 3, and the 14th refueling outages for Palo Verde Units 1 and 2 (collectively, the “Refueling Outages”). Mr. Wheeler’s amount for 2008 consists of an amount credited to his deferred compensation account in connection with the 2008 APS Incentive Plan ($113,386). The balance of Mr. Edington’s and Mr. Wheeler’s 2008 Incentive Plan payments were made in the form of Company common stock (see footnote 2 and the discussion under the heading, “What are the elements of our compensation program? — Annual Incentives” in the CDA on page 26 of this proxy statement).

[4]	The amount in this column for 2008 consists of: (i) the estimated aggregate change in the actuarial present value from December 31, 2007 to December 31, 2008 of each of the Named Executive Officer’s accumulated benefit payable under all defined benefit and actuarial pension plans (including supplemental plans and employment agreements) as follows: Mr. Post — $1,772,235 (Mr. Post is eligible to retire at age 60 and receive the full retirement benefit and has announced his retirement effective April 30, 2009); Mr. Brandt — $143,385; Mr. Wheeler — $1,443,224 (Mr. Wheeler is eligible to retire at age 60, which age he reached in January of 2009, and will receive the full retirement benefit); and Mr. Edington — $418,551; (ii) the above-market portion of interest accrued under the deferred compensation plan as follows: Mr. Post — $35,281; Mr. Hatfield - $67; Mr. Brandt — $18,839; Mr. Edington — $6,270; and Mr. Wheeler — $13,791. As Mr. Hatfield was not employed by us at December 31, 2007, there is no change in pension value from December 31, 2007. We describe the special agreement we have with Mr. Edington regarding his benefits under “Employment Agreements” on page 38 of this proxy statement. We describe the present value of Mr. Edington’s accumulated benefit under the special agreement and our pension plans in the Pension Benefits table on page 44 of this proxy statement. Under the SEC’s disclosure rules, the above-market portion of interest is determined by reference to 120% of the applicable federal long-term rate, with compounding. See the discussion on the rates of interest applicable to the deferred compensation program under the heading “Discussion of Nonqualified Deferred Compensation” on page 48 of this proxy statement.

[5]	The amount in this column for 2008 consists of: (i) the Company’s contributions under the Company’s 401(k) plan as follows: Mr. Post — $10,350; Mr. Brandt — $10,350; Mr. Edington — $10,350; and Mr. Wheeler — $6,900; (ii) with respect to Mr. Post, executive life insurance premiums in the amount of $11,062; and with respect to each of the Named Executive Officers except Mr. Hatfield, a $61 premium, and for Mr. Hatfield, a $23 premium, for an accidental death and dismemberment policy that covers all directors and officers; (iii) for all of the Named Executive Officers except Mr. Hatfield and Mr. Edington (who are addressed separately below), perquisites and personal benefits (consisting of a car allowance, a maximum annual physical benefit and, with respect to Messrs. Brandt and Wheeler, financial planning services), in the aggregate amounts as follows: Mr. Post — $10,917; Mr. Brandt — $14,663; and Mr. Wheeler — $14,663; (iv) for Mr. Edington, perquisites and personal benefits consisting of a car allowance, a maximum annual physical benefit and financial planning in the aggregate amount of $11,878; a payment of $406,697 and $8,970 in connection with stock option grants and performance share grants from his prior employer that he forfeited when he became an employee of APS; $92,070, which reflects the incremental cost to the Company related to assistance provided by the Company in connection with the sale of Mr. Edington’s home as part of his relocation to Phoenix, Arizona; $2,556 for closing costs associated with the purchase of Mr. Edington’s home in Phoenix; and a tax gross-up of $2,496 related to the closing costs on the new home; and (v) for Mr. Hatfield, perquisites and personal benefits consisting of a car allowance and a maximum annual physical benefit in the aggregate amount of $5,492; and $61,891 for relocation expenses in connection with Mr. Hatfield’s relocation to Phoenix, Arizona (of which $3,604 is for apartment and car rental expenses; $52,358 is for household goods and automobile transport, and $5,929 is for other travel expenses); and a tax gross-up of $3,709 relating to the relocation expenses. As part of this relocation, the Company paid Mr. Hatfield the estimated equity in his home and assumed all obligations associated with the maintenance and sale of the home, including mortgage payments, real estate agent fees, and taxes. The home was sold in January 2009 and the Company’s expenses related to Mr. Hatfield’s home were offset by the amount received from the sale of the home, resulting in the incremental cost to the Company. The amount ($375,457) will be reflected in the Summary Compensation Table in the Company’s 2010 proxy statement.
2008 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date[1]	Estimated Possible Payouts			Estimated Future Payouts			All Other	Grant
		Under Non-Equity Incentive			Under Equity Incentive			Stock	Date Fair
		Plan Awards			Plan Awards			Awards:	Value of
		Threshold	Target	Maximum	Threshold	Target	Maximum	Number	Stock and
		($)	($)	($)	(#)	(#)	(#)	of Shares	Option
								of Stock	Awards[2]
								or Units
								(#)
William J. Post	01/22/2008[3] (IP)				$475,000	$950,000	$1,425,000
	02/19/2008[4] (PS)				14,874	29,748	59,496		1,100,676
	02/19/2008[5] (RSUs)							29,752	1,100,824

James R. Hatfield	01/23/2008[3] (IP)				$1	$112,500	$225,000
	10/21/2008[6] (PS)				1,700	3,400	6,800		108,188
	10/21/2008[6] (PS)				1,000	2,000	4,000		63,640
	10/21/2008[6] (PS)				700	1,400	2,800		44,548
	10/21/2008[6] (RSUs)							2,500	79,550
	10/21/2008[6] (RSUs)							3,500	111,370

Donald E. Brandt	01/23/2008[3] (IP)				$281,250	$562,500	$1,125,000
	02/19/2008[4] (PS)				6,624	13,248	26,496		490,176
	02/19/2008[5] (RSUs)							13,252	490,324

Randall K. Edington	01/23/2008[3] (IP)				$1	$400,000	$800,000
	02/19/2008[4] (PS)				4,000	8,000	16,000		296,000
	02/19/2008[5] (RSUs)							8,000	296,000
	07/15/2008[7]				$0	$125,000	$125,000
	05/04/07[8]	$0	$1,250	$1,250
	11/02/07[8]	$0	$1,250	$1,250
	05/02/08[8]	$0	$1,250	$1,250

Steven M. Wheeler	01/23/2008[3] (IP)				$1	$222,500	$445,000
	02/19/2008[4] (PS)				2,500	5,000	10,000		185,000
	02/19/2008[5] (RSUs)							5,000	185,000

[1]	The abbreviations in this column represent the following terms: “IP” means the 2008 Incentive Plans; “PS” means performance share awards; and “RSUs” means restricted stock unit awards.

[2]	The amount in this column represents the full grant date fair value for financial reporting purposes for the 2008 performance share awards and the 2008 RSUs. We describe the performance shares and RSU awards under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs” on page 30 of this proxy statement.

[3]	This amount in the Estimated Future Payouts Under Equity Incentive Plan Awards represents the dollar value of the possible payouts under the 2008 Incentive Plans, which are described under the heading “What are the elements of the Company’s compensation program? — Annual Incentives” in the CDA on page 26 of this proxy statement. The actual number of shares of Company common stock equal to the dollar value disclosed, as determined at the time of payout, to the Named Executive Officers, are included in the “Stock Awards” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 34 of this proxy statement. As required by SEC rules, the “Estimated Possible Payouts” represent the “threshold,” “target,” and “maximum” payouts the Named Executive Officers were eligible to receive under the 2008 Incentive Plans, although any awards were subject to the discretion of the HR Committee. The actual awards payable to the Named Executive Officers under the 2008 Incentive Plans are in the “Stock Awards” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table on page 34 of this proxy statement. With respect to Messrs. Hatfield, Edington and Wheeler, the minimum amount payable for which each officer would have been eligible to receive was calculated based on APS earnings achieving the threshold amount, which would result in no payment with respect to the Company’s earnings portion of the 2008 Incentive Plans, and the business unit results at the lowest possible award. See “What are the elements of the Company’s compensation program? — Annual Incentives” in the CDA on page 26 of this proxy statement for additional information about the 2008 Incentive Plans.

[4]	This amount represents the 2008 performance share award made pursuant to the 2007 Plan and described under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives — Performance Shares” in the CDA on page 29 of this proxy statement. Based upon available information about the Company and the comparator companies at the date of the grant, we valued the awards using 100% of the target award and, in accordance with FAS 123R, the closing stock price on the date of the grant.

[5]	This amount represents the 2008 RSU awards made pursuant to the 2007 Plan and described under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs” in the CDA on page 30 of this proxy statement. In accordance with FAS 123R, we valued the RSUs using the number of RSUs awarded multiplied by the closing stock price on the date of the grant.

[6]	On October 21, 2008, the HR Committee granted Mr. Hatfield performance shares and RSUs consistent with the terms of his letter agreement. Mr. Hatfield’s letter agreement is discussed under the heading “Employment Agreements” on page 38 of this proxy statement.

[7]	This amount represents the dollar value of the 2008 Palo Verde Incentive, described under the heading “Employment Agreements” on page 38 of this proxy statement. The actual number of shares of Company common stock equal to the dollar value disclosed, as determined at the time of payout, is included in the “Stock Awards” column of the Summary Compensation Table on page 34 of this proxy statement.

[8]	These amounts represent the potential payouts for the Refueling Outages described in footnote 3 to the Summary Compensation Table on page 36 of this proxy statement.
EMPLOYMENT AGREEMENTS
     Messrs. Post and Brandt do not have an employment agreement with the Company.
     APS and Mr. Edington entered into a letter agreement, dated December 20, 2006, pursuant to which Mr. Edington is to receive the following: annual base salary of $600,000; a hiring bonus of $200,000 (gross) payable during his first two weeks of employment, plus subsequent bonuses of $100,000 (gross) payable on employment anniversary dates in 2008 and 2009 if he is then employed by APS; participation in the annual incentive plan with a target of 50% and up to a maximum of 100% of annual base salary; an award of 10,000 retention units (see footnote 2 to the Summary Compensation Table on page 35 of this proxy statement for a description of retention units); annual grants of long-term awards if made by the HR Committee, with his first grant of performance shares to be in the amount of $125,000; an agreement that if he is employed by APS on the dates on which performance shares and stock options granted to him by his former employer would have vested, APS will make a cash payment to him for the value of such stock grants; a vehicle allowance of $10,008 per year; and certain medical benefits, including lifetime medical coverage for Mr. Edington and his spouse. In addition, the letter agreement provides that his total pension benefit (including the benefit due under the Company’s qualified plan, general non-qualified plan and the Supplemental Agreement discussed below) will be the greater of: (a) his total pension benefit if he had remained with his former employer for five more years, or (b) a pension benefit that will accrue at 10% per year, up to a maximum of 60%, which will vest at five years of service. The percentage is applied to his final average wage (highest 3 years in the final ten years and includes both base salary and annual incentives) to determine his lifetime benefit. In addition, the retention units granted to him in January 2007 are also included in the calculation of pension benefits. See “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs” on page 30 of this proxy statement. If his employment is terminated for any reason other than voluntary resignation or termination for cause prior to meeting the vesting as indicated above, part (a) of this paragraph will become payable to him or his spouse. If part (b) of this paragraph applies, it will be paid to him in two forms: one-half of the benefit will be paid to him in a lump sum and the second half of the benefit will be paid to him in a 100% joint and survivor annuity. In addition, the agreement provides that Mr. Edington will develop and participate in Palo Verde incentive opportunities of up to $125,000, which are discussed in the following paragraph.
     On July 15, 2008, consistent with Mr. Edington’s letter agreement, APS adopted the 2008 Palo Verde Incentive, which provided Mr. Edington the opportunity to receive up to $125,000 upon the achievement of various Palo Verde operational targets by December 31, 2008, including targets relating to: maintenance and technical programs; overall Palo Verde improvement, as documented by reports issued by oversight bodies; the absence of specified NRC violations and the completion of specified NRC-related actions; and the achievement of a specified site capacity factor. In January 2009, Mr. Brandt determined that the foregoing targets had been achieved and approved a $125,000 award to Mr. Edington. Based on Mr. Brandt’s approval, the HR Committee authorized Mr. Edington’s award in the form of Company common stock.
     In recognition of Mr. Edington’s significant contributions to Palo Verde’s improvement since he joined APS in early 2007 and his critical role in returning Palo Verde to long-term excellence, on July 18, 2008, APS and Mr. Edington entered into a letter agreement that provided as follows:
•	Mr. Edington’s base salary was increased to $800,000, effective June 1, 2008;

•	APS entered into a separate deferred compensation arrangement with Mr. Edington, pursuant to which APS credited Mr. Edington’s deferred compensation account with $1 million, effective as of July 15, 2008. APS will increase this account balance by an additional $1 million on June 1, of each year beginning June 1, 2009, until the account reaches $4 million on June 1, 2011. The account will vest on June 1, 2012 if Mr. Edington remains with APS and will be payable before that date upon Mr. Edington’s death, disability, or involuntary termination.

•	Effective July 15, 2008, APS established for Mr. Edington a life insurance benefit of $3 million that decreases by $1 million on June 1 of each year, beginning June 1, 2009, until the life insurance benefit terminates on June 1, 2011.
     On December 26, 2008, APS and Mr. Edington entered into a Supplemental Agreement further defining Mr. Edington’s pension benefits as set forth in the December 20, 2006 letter, and the deferred compensation arrangement as set forth in the July 18, 2008 letter.
     APS and Mr. Hatfield entered into a letter agreement dated June 17, 2008, pursuant to which Mr. Hatfield is to receive the following: annual base salary of $450,000; hiring incentive of $200,000 payable during the first two weeks of his employment, and $100,000 paid within two weeks of the first anniversary of his employment date; participation in the officer annual incentive plan with a target payment of 50% and up to a maximum of 100% of annual base salary; an award of 1,400 performance shares which will vest in 2009, if the performance criteria are met (which performance shares are included in the “2006 Performance Shares”); an award of 2,000 performance shares which will vest in 2010, if the performance criteria are met (which performance shares are included in the “2007 Performance Shares”); an award of 3,400 performance shares which will vest in 2011, if the performance criteria are met (which performance shares are included in the “2008 Performance Shares”); an award of 2,500 RSUs that will vest through February 20, 2011, and an award of 3,500 RSUs that will vest through February 20, 2012; a vehicle allowance of $10,008 per year;

participation in the Supplemental Executive Retirement Plan and the Deferred Compensation Plan; certain medical and dental benefits and certain relocation benefits; and a financial planning benefit of $7,500 the first year utilized and $3,750 each subsequent year.
     The Company and Mr. Wheeler entered into a letter agreement in June of 2001, pursuant to which Mr. Wheeler was credited with ten years of service for purposes of calculating his pension, effective as of June 29, 2001. Mr. Wheeler also received two years of service for pension purposes in each of the first two years of employment.
2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Name	Option Awards						Stock Awards
	Option	Number	Number of	Equity	Option	Option	Number of	Market	Equity	Equity
	Grant	of	Securities	Incentive	Exercise	Expiration	Shares	Value	Incentive	Incentive
	Date[1]	Securities	Underlying	Plan	Price	Date	or	of	Plan	Plan
		Underlying	Unexercised	Awards:	($)		Units	Shares	Awards:	Awards:
		Unexercised	Options	Number			of	or	Number of	Market
		Options	(#)	of			Stock	Units	Unearned	or
		(#)	Unexercisable	Securities			That	of	Shares,	Payout
		Exercisable		Underlying			Have	Stock	Units or	Value of
				Unexercised			Not	That	Other	Unearned
				Unearned			Vested	Have	Rights	Shares,
				Options			(#)	Not	That	Units or
				(#)				Vested	Have	Other
								($)[2]	Not	Rights That
									Vested	Have
									(#)	Not
										Vested
										($)[2]

William J. Post	01/20/1999	70,000	0	0	41.00	1/19/2009

	11/17/1999	37,500	0	0	34.66	11/16/2009

	11/15/2000	65,000	0	0	44.03	11/14/2010[3]

	11/14/2001	65,000	0	0	42.55	11/13/2011[3]

	06/19/2002	108,000[4]	0	0	38.37	06/18/2012[3]

	03/18/2003	85,750	0	0	32.29	03/17/2013[3]

							10,518[5]	337,943
							(RU)

							29,752[6]	955,932
							(RSUs)

							16,875[7]	542,194
							(RSUs)

									29,748[8]	955,803
									(PS)

									22,500[9]	722,925
									(PS)

Name	Option Awards						Stock Awards
	Option	Number	Number of	Equity	Option	Option	Number of	Market	Equity	Equity
	Grant	of	Securities	Incentive	Exercise	Expiration	Shares	Value	Incentive	Incentive
	Date[1]	Securities	Underlying	Plan	Price	Date	or	of	Plan	Plan
		Underlying	Unexercised	Awards:	($)		Units	Shares	Awards:	Awards:
		Unexercised	Options	Number			of	or	Number of	Market
		Options	(#)	of			Stock	Units	Unearned	or
		(#)	Unexercisable	Securities			That	of	Shares,	Payout
		Exercisable		Underlying			Have	Stock	Units or	Value of
				Unexercised			Not	That	Other	Unearned
				Unearned			Vested	Have	Rights	Shares,
				Options			(#)	Not	That	Units or
				(#)				Vested	Have	Other
								($)[2]	Not	Rights That
									Vested	Have
									(#)	Not
										Vested
										($)[2]

James R. Hatfield[10]		0	0	0
							3,500	112,455
							(RSUs)

							2,500	80,325
							(RSUs)
									3,400	109,242
									(PS)

									2,000	64,260
									(PS)

Donald E. Brandt		0	0	0
							5,510[5]	177,036
							(RU)

							13,252[6]	425,787
							(RSUs)

							7,500[7]	240,975
							(RSUs)

									13,248[8]	425,658
									(PS)

									10,000[9]	321,300
									(PS)

Randall K. Edington		0	0	0
							5,000[5]	160,650
							(RU)

							8,000[6]	257,040
							(RSUs)

							4,575[7]	146,995
							(RSUs)

									8,000[8]	257,040
									(PS)

									6,100[9]	195,993
									(PS)

Name	Option Awards						Stock Awards
	Option	Number	Number of	Equity	Option	Option	Number of	Market	Equity	Equity
	Grant	of	Securities	Incentive	Exercise	Expiration	Shares	Value	Incentive	Incentive
	Date[1]	Securities	Underlying	Plan	Price	Date	or	of	Plan	Plan
		Underlying	Unexercised	Awards:	($)		Units	Shares	Awards:	Awards:
		Unexercised	Options	Number			of	or	Number of	Market
		Options	(#)	of			Stock	Units	Unearned	or
		(#)	Unexercisable	Securities			That	of	Shares,	Payout
		Exercisable		Underlying			Have	Stock	Units or	Value of
				Unexercised			Not	That	Other	Unearned
				Unearned			Vested	Have	Rights	Shares,
				Options			(#)	Not	That	Units or
				(#)				Vested	Have	Other
								($)[2]	Not	Rights That
									Vested	Have
									(#)	Not
Vested
($)[2]

Steven M. Wheeler		0	0	0
							3,507[5]	112,680
(RU)

							5,000[6]	160,650
(RSUs)

							2,888[7]	92,791
(RSUs)

									5,000[8]	160,650
(PS)

									3,850[9]	123,701
(PS)

[1]	The options became exercisable one-third of the grant per year commencing on the first anniversary of the grant date, except as otherwise specified in footnote 4.

[2]	The amount in this column is calculated by multiplying the closing market price of our common stock at the end of 2008 ($32.13 per share as of December 31, 2008) by the number of retention units, RSUs and performance shares listed for the specified officer.

[3]	When Mr. Post retires on April 30, 2009, the expiration date for these options will be July 30, 2010.

[4]	One-third of these options became exercisable on June 19, 2003, one-third on December 19, 2003 and the remaining one-third on December 19, 2004.

[5]	This amount represents the retention units awarded in 2006 for Messrs. Post, Brandt and Wheeler and for Mr. Edington retention units granted in 2007; these retention units are identified by the abbreviation “RU.” The retention units, including their vesting schedule, are described in footnote 2 of the Summary Compensation Table on page 35 of this proxy statement.

[6]	This amount represents the RSUs awarded in 2008 that are described, with their vesting schedule, under the heading “What are the elements of the Company’s compensation program? - Long-Term Incentives — RSUs” in the CDA on page 30 of this proxy statement, and which are identified by the abbreviation “RSUs.”

[7]	This amount represents the RSUs awarded in 2007 that are described, with their vesting schedule, under the heading “What are the elements of the Company’s compensation program? - Long-Term Incentives — RSUs” in the CDA on page 30 of this proxy statement, and which are identified by the abbreviation “RSUs.”

[8]	This amount represents the 2008 Performance Shares and is identified by the abbreviation “PS.” SEC rules require us to assume a number of shares equal to the 50th percentile payout level of the performance shares for the 2008 Performance Shares, although the actual number of shares awarded, if any, will not be determined until the end of the performance period, which ends on

December 31, 2010. The 2008 Performance Shares are described with their vesting schedule under the heading “What are the elements of the Company’s compensation program? — Long-Term Incentives —Performance Shares” in the CDA on page 29 of this proxy.

[9]	This amount represents the 2007 Performance Shares and are identified by the abbreviation “PS.” SEC rules require us to assume a number of shares equal to the 50th percentile payout level of the performance shares for the 2007 Performance Shares, although the actual number of shares awarded, if any, will not be determined until the end of the performance period, which ends on December 31, 2009. The 2007 Performance Shares have a performance period beginning on January 1, 2007 and ending on December 31, 2009. They otherwise are substantially identical in operation to the 2008 Performance Shares that are described in footnote 8 above.

[10]	The terms of the grant to Mr. Hatfield are described under the heading “Employment Agreements” on page 38 of this proxy statement and in footnote 6 to the “2008 Grants of Plan-Based Awards” on page 37 of this proxy statement.
2008 OPTION EXERCISES AND STOCK VESTED

Name	Option Awards		Stock Awards
	Number of Shares	Value Realized On	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise	Acquired on Vesting	Vesting
	(#)	($)	(#)[1]	($)[2]

William J. Post	0	0	10,883	426,870

James R. Hatfield	0	0	4,952	161,336

Donald E. Brandt	0	0	32,499	1,094,764

Randall K. Edington	0	0	21,043	715,004

Steven M. Wheeler	0	0	9,178	319,179

[1]	The amount in this column consists of: (i) retention units that were granted to Messrs. Post, Brandt and Wheeler in December 2006 and Mr. Edington in January of 2007 and that vested in part on January 2, 2008 as follows: Mr. Post — 5,258; Mr. Brandt — 2,754; Mr. Edington - 2,500 and Mr. Wheeler — 1,752; (ii) RSUs that were granted in February of 2007 and that vested and were released, in part, on February 20, 2008 as follows: Mr. Post — 5,625; Mr. Brandt — 2,500; Mr. Edington — 1,525; and Mr. Wheeler — 962; (iii) shares that were granted to the Named Executive Officers in connection with the 2008 Incentive Plans as follows: Mr. Hatfield — 4,952; Mr. Brandt - 27,245; Mr. Edington — 13,181, and Mr. Wheeler — 6,464; and (iv) 3,837 shares granted to Mr. Edington under the 2008 Palo Verde Incentive. The RSUs are described in “What are the elements of the Company’s compensation program? — Long Term Incentives” on page 29 of this proxy statement, the retention units are described in footnote 2 to the Summary Compensation Table on page 35 of this proxy statement, the 2008 Incentive Plans are described under the heading “What are the elements of the Company’s compensation program — Annual Incentives” on page 26 of this proxy statement, and the 2008 Palo Verde Incentive is described under the heading “Employment Agreements” on page 38 of this proxy statement.

[2]	The value realized for the retention units, the RSUs, the 2008 Incentive Plan and the 2008 Palo Verde Incentive, is calculated by multiplying the number of shares of stock or units released by the market value of the common stock on the release date, which: (i) for the retention units for Messrs. Post, Brandt, Edington and Wheeler was $41.72; (ii) for the RSUs was $36.89; and (iii) for the 2008 Incentive Plan and the 2008 Palo Verde Incentive was $32.58.

2008 PENSION BENEFITS
     The Pension Benefits table below includes estimates of the potential future pension benefits for each Named Executive Officer based on the actuarial assumptions used for financial reporting purposes, such as the life expectancy of each Named Executive Officer and his spouse and “discount rates.” As shown in the table, a key component of these estimates is each Named Executive Officer’s years of service to the Company.

Name	Plan Name	Number of	Present Value of		Payments
		Years	Accumulated		During Last
		Credited	Benefits ($)[1]		Fiscal Year
		Service			($)
		(#)

William J. Post	Pinnacle West Capital Corporation Retirement Plan	36	1,358,670	[2]	0
	Pinnacle West Capital Corporation Supplemental Excess Benefit Retirement Plan (the “Supplemental Plan”)	25 [3]	13,901,766	[2]	0
	Arizona Public Service Company Deferred Compensation Plan (the “APS Plan”)	N/A [4]	1,117,982	[5]	0

James R. Hatfield	Pinnacle West Capital Corporation Retirement Plan	1	11,473		0

	Supplemental Plan	1	41,338		0

Donald E. Brandt	Pinnacle West Capital Corporation Retirement Plan	6	125,597	[6]	0

	Supplemental Plan	6	965,145	[6]	0

Randall K. Edington	Pinnacle West Capital Corporation Retirement Plan	2	28,281	[7]	0

	Supplemental Plan	2	538,646	[7]	0

	Employment Agreement	N/A	2,926,872	[7]

Steven M. Wheeler	Pinnacle West Capital Corporation Retirement Plan	8	226,557	[8]	0

	Supplemental Plan	8 [9]	1,413,320	[9]	0

	Employment Agreement	12 [9]	3,363,825	[9]

[1]	See Note 8 of the Notes to Consolidated Financial Statements in the Pinnacle West/APS Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for additional information about the assumptions used by the Company in calculating pension obligations.

[2]	The amount shown is the present value of Mr. Post’s accumulated benefits to be paid at age 60, the earliest age at which he could retire with no reduction in benefits.

[3]	Under the terms of this plan, no additional benefit is awarded for credited years of service over 25 years of service.

[4]	Mr. Post made his contribution to the APS Plan in 1986. He became vested in the payout at age 55, 19 years from the date of his investment. This plan was only offered from 1984-1986. For a description of the APS Plan, see “Discussion of Pension Benefits — APS Plan” on page 47 of this proxy statement.

[5]	Represents the present value of Mr. Post’s benefit under his election to begin these payments at age 60.

[6]	The amount shown is the present value of Mr. Brandt’s accumulated benefits to be paid at age 65.

[7]	The amounts shown are the present values of Mr. Edington’s accumulated benefits to be paid after five years of service, the earliest time at which he could retire with no reduction in benefits. Mr. Edington is currently not vested in the present value of his Retirement Plan and Supplemental Plan benefits; however, if he were to leave the Company prior to retirement, these amounts could be payable to him under his employment agreement. With respect to Mr. Edington’s employment agreement, see “Employment Agreements” on page 38 of this proxy statement.

[8]	The amount shown is the present value of Mr. Wheeler’s accumulated benefit to be paid at age 65, the earliest age at which he could retire with no reduction in benefits.

[9]	The amount shown is the present value of Mr. Wheeler’s accumulated benefit to be paid at age 60, which he reached in January of 2009, the earliest age at which he could retire with no reduction in benefits. Mr. Wheeler has an additional 12 years of service credited to him in the Supplemental Plan pursuant to an agreement with the Company. See “Employment Agreements” on page 38 of this proxy statement.
DISCUSSION OF PENSION BENEFITS
     Supplemental Plan and Retirement Plan. The Supplemental Plan provides retirement benefits for key salaried employees in addition to those under the Pinnacle West Capital Corporation Retirement Plan (the “Retirement Plan”). Total benefits payable from the Supplemental Plan are reduced by benefits payable from the Retirement Plan so that the Supplemental Plan pays only the difference between the total benefit payable under the Supplemental Plan and the benefit payable under the Retirement Plan. As a result, an executive who participates in the Supplemental Plan does not receive duplicative benefits.
     The Retirement Plan is the Company’s tax-qualified, non-contributory retirement plan for salaried and hourly employees. Prior to April 1, 2003, benefits under the Retirement Plan and the Supplemental Plan accrued in accordance with a traditional retirement plan formula based on average annual compensation and years of service (the “Traditional Formula”). Effective April 1, 2003, the Company modified the formula under which benefits accrue under the Retirement Plan and the Supplemental Plan to a retirement account balance formula (the “Account Balance Formula”). As part of the modification, all participants were able to elect to either (a) continue to earn benefits calculated under the Traditional Formula or (b) earn benefits calculated under the Traditional Formula for service through March 31, 2003, but with respect to service after that date, earn benefits calculated under the Account Balance Formula, except for Mr. Wheeler, who was not given an election due to his employment agreement. The benefits of Messrs. Post and Brandt are calculated under the Traditional Formula with respect to service completed prior to April 1, 2003, and under the Account Balance Formula with respect to service completed after April 1, 2003. Mr. Wheeler’s benefits are calculated under the Traditional Formula. Mr. Hatfield’s benefits are calculated under the Account Balance Formula. Mr. Edington’s benefits in the Retirement Plan and the Supplemental Plan are calculated under the Account Balance Formula. Mr. Edington’s benefits under his employment agreement with the Company are calculated in accordance with that agreement, and Mr. Edington will be vested in this benefit after completion of five years of service.
     Under the Traditional Formula of the Supplemental Plan, a participant’s monthly benefit for life beginning at normal retirement age (age 65 or age 60 with 20 years of service) is equal to the following:
•	3% of the participant’s average monthly compensation multiplied by the participant’s first ten years of service, plus

•	2% of the participant’s average monthly compensation multiplied by the participant’s next fifteen years of service,

•	minus benefits payable under the Retirement Plan.

     Under the Retirement Plan, a participant’s monthly benefit for life commencing at normal retirement age (age 65 with five years of service or age 60 with 33 years of service) is equal to the participant’s average monthly compensation multiplied by 1.65% for the first 33 years of the participant’s service plus 1% of average monthly compensation for each year of service credited to the participant in excess of 33 years. In addition, the maximum monthly benefit payable under the Traditional Formula under the Supplemental Plan and the Retirement Plan is sixty percent (60%) of the participant’s average monthly compensation.
     Under both the Supplemental Plan and the Retirement Plan, a participant may elect to begin receiving his or her Traditional Benefit after attaining his or her early retirement age, which is defined as attainment of age 55 and completion of ten years of service. An individual who elects to begin his or her Traditional Benefit at his early retirement age will have such benefit reduced to reflect the early commencement of benefits. As of December 31, 2008, Mr. Post would qualify for early retirement under the Supplemental Plan and the Retirement Plan, and Mr. Wheeler would qualify for early retirement under the Supplemental Plan and, in January of 2009, when Mr. Wheeler reached age 60, he qualified for an unreduced benefit under the Supplemental Plan. Mr. Wheeler does not currently qualify for retirement under the Retirement Plan. Messrs. Brandt, Hatfield and Edington do not currently qualify for retirement under either the Supplemental Plan or the Retirement Plan.
     Under the Account Balance Formula, a notional account is established for each eligible participant and benefits are generally payable at termination of employment. The Company credits monthly amounts to a participant’s account. In the Supplemental Plan, the Company credits stop at the end of the year in which a participant reaches 25 years of service; since Mr. Post had more than 25 years of service at the time he elected the Account Balance Formula, he does not have an Account Balance under the Supplemental Plan. For Messrs. Brandt, Hatfield and Edington, under the Supplemental Plan, Company credits are based on the following formula:

Percent of Monthly
Compensation Contribution
Age at End of Plan Year	Rate
Less than 35	12%
35-39	14%
40-44	16%
45-49	20%
50-54	24%
55 and over	28%
     Under the Retirement Plan, Company credits are based on the following formula:

Percent of Monthly
Age Plus Whole Years of Service	Compensation
at End of Plan Year	Contribution Rate
Less than 40	4%
40-49	5%
50-59	6%
60-69	7%
70-79	9%
80 and over	11%
     In addition, participants in the Retirement Plan on December 31, 2002 are eligible for up to 10 years of transition credits based on age and years of service (with the maximum transition credit being equal to 2.75% of average monthly compensation).
     For purposes of calculating benefits under both the Traditional Formula and the Account Balance Formula under the Retirement Plan, compensation consists solely of base salary up to $230,000 (as adjusted for cost-of-living), including any amounts voluntarily contributed under the Company’s 401(k) plan and salary reduction contributions under the Company’s flexible benefits plan and its qualified transportation arrangement under Section 132(f) of the Internal Revenue Code. Other components of compensation related to amounts voluntarily deferred under other deferred compensation plans, bonuses and incentive pay are not taken into account. Compensation under the Supplemental Plan does include these additional components of compensation (with certain exceptions) plus base salary beyond the $230,000 limit. In addition, the retention units granted in December 2006 and January 2007 are included in compensation under the Supplemental Plan.
     For purposes of the Traditional Formula under the Retirement Plan, the average monthly compensation is the average of the highest 36 consecutive months of compensation in the final 10 years of employment; under the Supplemental Plan, the average monthly compensation is the average of the highest 36 consecutive months of compensation during employment. For purposes of the Account Balance Formula, contributions are made on the basis of the participant’s then current monthly compensation calculated as described above.
     Although years of service begin accruing on the date of employment, benefits do not vest until the completion of three years of service. The Company has from time to time granted key executives additional years of service and/or additional benefits as a percentage of average monthly compensation under the Supplemental Plan when necessary and appropriate to recruit and retain such executives. All such arrangements are pursuant to written agreements. Under the terms of Mr. Wheeler’s employment agreement, he received twelve years of service for the purpose of calculating future pension benefits under the Supplemental Plan. Under the terms of Mr. Edington’s employment agreement, he may receive the greater of (a) an amount equal to his total pension benefit if he had stayed at his prior employer for five more years, or (b) a pension benefit which will accrue at 10% of his final average pay per year of service, up to a maximum of 60% of his final average pay which will vest at five years of service. Our agreement with Mr. Edington is described under “Employment Agreements” on page 38 of this proxy statement.
     Benefits are generally payable, as the participant elects, in the form of a level annuity, with or without survivorship, or a lump sum. However, benefits under the Traditional Formula are generally not available as a lump sum but are paid in the form of an annuity. Optional benefit forms are of relative actuarial value under the Qualified Plan. In the Supplemental Plan, the 50% joint and survivor benefit form is fully subsidized, and the other benefit forms are partially subsidized. Effective January 1, 2009, the Supplemental Plan includes an additional optional five-year certain form of payment, which will pay out all benefits in 60 monthly installments.
     Benefits under the Retirement Plan are paid from a tax-exempt trust. Benefits under the Supplemental Plan are paid from the general assets of the Company.
     APS Plan. In 1986, Mr. Post elected to contribute to the APS Plan, pursuant to which he will receive an annual payment for a 10-year period following his retirement from the Company. The APS Plan, which was only offered from 1984-1986, allows the participant to elect the post-retirement year in which the installment payments begin, provided the initial year is on or after the participant reaches 60 years of age and on or before the participant reaches 70 years of age. Under the terms of the APS Plan, amounts are paid in ten equal annual installments commencing with the year elected by the participant. Under Mr. Post’s election, he will receive ten annual installments of $162,020 each beginning at age 60. The purpose of the APS Plan was to provide participants with the ability to defer a portion of their compensation and receive in return a monthly retirement benefit.

2008 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in Last	Withdrawals/	Balance at Last
	Last Fiscal Year	Last Fiscal Year	Fiscal Year	Distributions	Fiscal Year End
	($)[1]	($)	($)[2]	($)	($)[3]

William J. Post	0	0	123,072	0	1,764,033

James R. Hatfield[6]	7,500	0	234	0	7,734

Donald E. Brandt	231,400	0	65,716	0	941,927

Randall K. Edington[4]	211,460	0	21,871	0	313,487

Steven M. Wheeler	177,999	0	48,108	(57,282)[5]	689,549

[1]	The amount of the executive contribution is solely from the voluntary deferral by the executive of the executive’s designated compensation and does not include any separate Company contribution. These deferred amounts are included in the “Salary” and “Non-Equity Incentive Plan Compensation” columns in the Company’s Summary Compensation Table on page 34 of this proxy statement.

[2]	A portion of the amounts reported in this column is also reported as compensation in the Company’s Summary Compensation Table on page 34 of this proxy statement, including, for Mr. Post — $35,281; Mr. Hatfield — $67; Mr. Brandt — $18,839; Mr. Edington — $6,270; and Mr. Wheeler — $13,791. See clause (ii) of the first sentence of footnote 4 to the Summary Compensation Table on page 36 of this proxy statement.

[3]	The historical contributions of each Named Executive Officer to his aggregate balance at December 31, 2008, including “market rate” interest (as defined by the SEC) from the date of each contribution, is as follows: Mr. Post — $1,379,630; Mr. Hatfield — $7,667; Mr. Brandt - $904,282; Mr. Edington — $305,899; and Mr. Wheeler — $632,785. Of the totals in this column, the following amounts have previously been reported in the Summary Compensation Table in this proxy statement on page 34 or in the Company’s 2007 or 2008 proxy statements: Mr. Post — $85,924; Mr. Hatfield — $7,567; Mr. Brandt — $708,208; Mr. Edington — $293,981; and Mr. Wheeler — $406,440.

[4]	Mr. Edington will not be fully vested until December 31, 2011. In the event Mr. Edington had left the Company on December 31, 2008, his aggregate balance would have been $303,162.

[5]	In December 2002, Mr. Wheeler elected to receive his deferrals during 2003 as a lump sum payment in January 2008, instead of leaving those deferrals in the Plan until his separation from service.

[6]	Mr. Hatfield will not be fully vested until December 31, 2012. In the event Mr. Hatfield had left the Company on December 31, 2008, his aggregate balance would have been $7,645.
DISCUSSION OF NONQUALIFIED DEFERRED COMPENSATION
     DCP and 2005 Plan. Effective January 1, 1992, the Company established The Pinnacle West Capital Corporation, Arizona Public Service Company, SunCor Development Company and El Dorado Investment Company Deferred Compensation Plan (the “DCP”). Under the DCP, a participant was allowed to defer up to 50% of annual base salary and up to 100% of year-end bonus, which would include awards under regular annual incentive plans, but not special incentive payments. Amounts deferred by participants are credited with interest at various rates. The “Crediting Rate” for any calendar year is the ten-year U.S. Treasury Note rate published on the last business day of the first week of October preceding such calendar year. During 2008, the “Crediting Rate” was 4.65%. The “Bonus Rate” is a rate determined by the plan committee appointed by the Board. During 2008, the Bonus Rate was 2.85%. The “Preferred Rate” is the sum of the Crediting Rate and the Bonus Rate. Distributions may be made (i) within 30 days after the fifth year an amount was deferred (“Short Term Payout”), (ii) on account of an unforeseen emergency, (iii) on account of retirement after attaining age 65 with five years of service or after attaining age 55 with ten years of service (“Retirement Benefit”), (iv) on account of termination prior to retirement (“Termination Benefit”), (v) on account of disability, or (vi) on account of death before termination of employment.
     The Retirement Benefit and Termination Benefit are payable in a lump sum or in five, ten or fifteen year equal annual installments, as elected by the participant. Other benefits are generally paid in a lump sum.
     The interest rate used in determining the amount of the Termination Benefit is as follows:

Years of Plan Participation	Participation Rate
Less than Five	Crediting Rate
Five or More	Preferred Rate
     The interest rate used to calculate installment payout amounts is a fixed rate equal to the average Preferred Rate for the five plan years preceding the plan year in which the participant becomes eligible to receive a benefit, or if the participant has fewer than five plan years of participation, the average Crediting Rate for the period of participation. However, if a terminated participant elects to receive installments at age 55, the applicable rates from the termination date to age 55 are as follows:

Years of Plan Participation	Participation Rate
Less than Five	Crediting Rate
Five or More	Preferred Rate
     Notwithstanding the foregoing, after a change-in-control of the Company, the Company is required to pay benefits using the Preferred Rate.
     Except as provided above, interest is generally credited at the Preferred Rate.
     On December 15, 2004, the Board authorized the adoption of a new nonqualified deferred compensation plan for post-2004 deferrals (the “2005 Plan”). No future deferrals will be permitted under the DCP. The 2005 Plan is based in large part on the DCP as described above, but is subject to the new tax law requirements imposed by Section 409A of the Internal Revenue Code. Under the 2005 Plan, a participant is allowed to defer up to 50% of his or her base salary and up to 100% of his or her bonus, including regular awards under annual incentive plans, but not special awards. Deferral elections of base salary must be made prior to the calendar year in which such base salary will be paid. A deferral election with respect to a bonus must be made before the first day of the calendar year in which the bonus is earned. When making a deferral election, a participant also makes an election regarding the timing and manner of distributions of the participant’s deferrals and interest thereon. Changes in any such election will be permitted only to the extent allowed by Section 409A of the Internal Revenue Code. All distributions under the 2005 Plan will be made in accordance with Internal Revenue Code Section 409A. The 2005 Plan is effective as of January 1, 2005.
     Participation in both the DCP and the 2005 Plan is limited to a select group of management, highly compensated employees, and directors of the Company and participating affiliates.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
     In this section of the proxy statement, we describe the potential payments that each of the Named Executive Officers could receive following termination of employment, including through resignation, severance, retirement, death, disability or a change-in-control of the Company (each, a “Termination Event”). We first describe plans, agreements, or arrangements under which each Named Executive Officer could receive payments following a Termination Event, excluding those that do not discriminate in favor of our executive officers and that are available generally to all salaried employees (“Termination Plans”). We then discuss the potential payments that could be due to each Named Executive Officer under the Termination Plans because of a Termination Event. As required by SEC rules, we have calculated these payments as if each Termination Event occurred on December 31, 2008, the last business day of 2008, and the price per share of the Company’s common stock is the closing market price on that same day (December 31, 2008 closing market price of $32.13). We also have discussed the assumptions underlying the payments. The payments to the Named Executive Officers under the various Termination Event scenarios described in this section are not intended to affect the Company’s obligations to the Named Executive Officers. Those obligations are subject to, and qualified by, the contracts or arrangements giving rise to such obligations.
     Retirement Benefits
     The Supplemental Plan is described in detail under “Discussion of Pension Benefits” on page 45 of this proxy statement. Assuming a Termination Event (excluding death, which is discussed below) for each of the Named Executive Officers on December 31, 2008, the actuarial present value of each Named Executive Officer’s benefits under the Supplemental Plan and the related assumptions are as follows: Mr. Post — $14,881,852 (assumes election of early retirement on December 31, 2008 and payable as a five-year certain benefit); Mr. Hatfield — $0 (Mr. Hatfield is not vested as of December 31, 2008); Mr. Brandt — $933,210 (assumes benefits are payable at age 65 and payable as a five-year certain benefit); Mr. Edington — $4,161,523 (assumes (i) pursuant to Mr. Edington’s employment agreement, benefits commence immediately in the form of a 100% joint and survivor monthly annuity, and (ii) Mr. Edington does not voluntarily resign or is not terminated for cause); and Mr. Wheeler — $4,795,713 (assumes election of early retirement on December 31, 2008 and benefits payable as a monthly annuity). Assuming each of the Named Executive Officers died on December 31, 2008, the actuarial present value of each Named Executive Officer’s survivor benefits under the Supplemental Plan are as follows (all amounts assume the Named Executive Officer’s Traditional benefit is paid in the form of a monthly annuity to his spouse for life following his death and that benefit payments commence immediately and that the Account Balance benefit is paid in the form of an immediate lump sum payment to his spouse): Mr. Post — $13,724,238; Mr. Hatfield — $0; Mr. Brandt — $1,601,650; Mr. Edington — $3,815,253 and Mr. Wheeler — $4,425,850.
     Mr. Post will also receive distributions from the APS Plan that is described under “Discussion of Pension Benefits — APS Plan” on page 47 of this proxy statement. Assuming Mr. Post begins to receive annual payments following his retirement upon reaching 60 years of age, which is his election, his annual payment would be $162,020 (an actuarial net present value of $1,117,982). Each year thereafter that the initial payment is delayed, the annual installment increases by 6.5%. Assuming Mr. Post died on December 31, 2008, the actuarial net present value of his survivor’s benefits is $1,075,171.
     Deferred Compensation Plans
     The DCP and the 2005 Plan are described in detail under “Discussion of Nonqualified Deferred Compensation” on page 48 of this proxy statement. Assuming a Termination Event for each of the Named Executive Officers on December 31, 2008, the combined account balance of each Named Executive Officer under the DCP and the 2005 Plan and their respective distribution elections are as follows: Mr. Post — $1,764,033 (lump sum payment upon retirement or termination); Mr. Hatfield — $7,645 (lump sum distribution upon termination); Mr. Brandt — $941,927 (lump sum distribution of $63,683 at age 55, with the balance paid out in annual installments over five years beginning at age 55); Mr. Edington — $303,162 (lump sum distribution upon retirement or termination); and Mr. Wheeler - $689,549 (lump sum distribution of $68,910, with the balance paid out in annual installments over five years). As noted in footnote 3 to the Nonqualified Deferred Compensation table on page 48 of this proxy statement, each of the Named Executive Officers has personally funded substantially all of the amounts in his DCP and 2005 Plan account.

     Assuming a Termination Event on December 31, 2008 by reason of his disability or involuntary termination without cause, Mr. Edington would receive a lump sum payment of $1,000,000 from a deferred compensation account that has been established in accordance with his deferred compensation agreement. Assuming Mr. Edington died on December 31, 2008, his spouse would receive a lump sum payment of $4,000,000 in accordance with his deferred compensation agreement. Mr. Edington’s deferred compensation agreement is described under the heading “Employment Agreements” on page 38 of this proxy statement.
     Incentive Opportunities
     Performance Shares. We describe performance shares under “What are the elements of the Company’s compensation program? — Long-Term Incentives — Performance Shares” on page 29 of this proxy statement. Assuming a Termination Event for each of the Named Executive Officers on December 31, 2008 (except for retirement, which is discussed in the following sentence), (i) none of the Named Executive Officers would be entitled to stock payouts under the 2006 performance share grants if they were employed at any time on December 31, 2008 since the performance metrics were not met; and (ii) none of the Named Executive Officers would be entitled to stock payouts under the 2007 or 2008 performance share grants because those grants require the grant recipients to remain employed through December 31, 2009 and December 31, 2010, respectively. If Mr. Post had retired effective December 31, 2008, he would have been entitled to receive stock payouts, if any, under the 2007 and 2008 performance share awards if the Company performs at specified levels for the three-year periods ended December 31, 2009 and 2010, respectively. Assuming a 50th percentile payout level for the 2008 and 2007 performance share awards (see footnotes 8 and 9 to the Outstanding Equity Awards at Fiscal Year-End table on page 40 of this proxy statement), he would receive the following stock payouts in early 2010 and 2011 (using the closing market price of common stock at the end of 2008 of $32.13): $722,925 for 2010 and $955,803 for 2011. Any payment under the performance share awards is contingent on the Company reaching certain levels of performance during the applicable performance period and, unless the Company achieves the performance targets set forth in the award agreement, the executives may receive nothing from these awards.
     Retention Units. We describe retention units in footnote 2 of the Summary Compensation Table on page 35 of this proxy statement. Assuming a Termination Event for each of the Named Executive Officers on December 31, 2008, the following Named Executive Officers, each of whom was eligible for retirement because of his age and years of credited service, would receive the following amount on the first business day of 2009 (using the actual amount paid): Mr. Post — $197,315; Mr. Wheeler - $65,747 and the following amounts on the first business day of 2010 (using the closing market price on December 31, 2008 of $32.13): Mr. Post — $204,666 and Mr. Wheeler — $68,287. Messrs. Brandt and Edington would not be entitled to any payment under their retention units if a Termination Event occurred on December 31, 2008, unless the Termination Event was due to death or disability, in which case, with respect to Mr. Brandt, he or his designated beneficiary would receive a payment of $103,349 on the first business day of 2009, and $107,235 on the first business day of 2010 (using the closing market price on December 31, 2008 of $32.13); and with respect to Mr. Edington, he or his designated beneficiary would receive a payment of $93,817 on the first business day of 2009, and $97,275 on the first business day of 2010 (using the closing market price on December 31, 2008 of $32.13). In calculating the potential payments for the retention units in this paragraph, we have assumed that the Company maintains its current quarterly dividend ($.525 per share) during the payout period. The retention units accrue dividend rights plus interest at 5% per annum, compounded quarterly.
     RSUs. We describe RSUs under “What are the elements of the Company’s compensation program? — Long-Term Incentives — RSUs” on page 30 of this proxy statement. Assuming a Termination Event (except for retirement, which is discussed in the following sentence) on December 31, 2008, none of the Named Executive Officers would be entitled to payouts under the 2008 RSU share grants. If Mr. Post had retired effective December 31, 2008, he would have been entitled to receive $460,314 on the 20th day of February 2009 (using the closing market price on December 31, 2008 of $32.13), and would be entitled to receive the following amounts on the 20th day of 2010, 2011 and 2012 (using the same closing market price): $490,332 for 2010, $521,882 for 2011, and $307,673 for 2012. In calculating the potential payments in this paragraph, we have assumed that the Company maintains its current quarterly dividend ($0.525 per share) during the payout period (as explained in greater detail under “What are the elements of the

Company’s compensation program? — RSUs” on page 30 of this proxy statement, the retention units and RSUs accrue dividend rights plus interest at 5% per annum, compounded quarterly).
     2008 Incentive Plans. We describe the 2008 Incentive Plans under “What are the elements of the Company’s compensation program? — Annual Incentives” on page 26 of this proxy statement. Assuming a Termination Event for each of the Named Executive Officers on December 31, 2008, the Named Executive Officers (i) would not have been eligible for a 2008 Incentive Plan payout if they had been terminated for cause or voluntarily left the Company on that date and (ii) would have been eligible for a 2008 Incentive Plan payout if they had retired or their employment had been involuntarily terminated (other than for cause) on that date. In any event, the 2008 Incentive Plans provide that the calculation and the amount of award, if any, to each officer, is in the discretion of the HR Committee. As a result, the HR Committee’s determination may have been different had an actual Termination Event occurred. See the “Stock Awards” and “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 34 of this proxy statement and “What are the elements of the Company’s compensation program? — Annual Incentives” on page 26 of this proxy statement for information about the 2008 Incentive Plans and the reduced incentive payments under those Plans.
     Change-in-Control Arrangements
     KEESAs. The Company has entered into identical Key Executive Employment and Severance Agreements (“KEESAs”) with each of its executive officers, including each of the Named Executive Officers. The Company intends that these agreements provide stability in its key management in the event the Company experiences a change-in-control. The agreements contain a “double-trigger” that provides for certain payments if, during the two-year period following a change-in-control of the Company (the “first trigger”), the Company involuntarily terminates the officer’s employment or the executive terminates his or her own employment following a significant and detrimental change in the executive’s employment (the “second trigger”). In case of an officer’s retirement, death or disability, no payments are made under the officer’s KEESA, except for the payment of accrued benefits; provided, however, that if the officer dies following the officer’s receipt of a second trigger termination notice, the officer’s estate will receive the KEESA payments the officer would have received if the officer had survived. Pursuant to the KEESAs, each of the Named Executive Officers is obligated to hold in confidence any and all information in his possession as a result of his employment, during and after the Named Executive Officer’s employment with the Company is terminated.
     The termination payment, if required, is an amount equal to 2.99 times the sum of the executive’s annual salary at the time of the change-in-control as increased to the date of termination plus the annual bonus (including incentive plan payments), as determined by an average over the last four years preceding termination. In addition, the executive is entitled to continued medical, dental and group life insurance benefits at a shared cost until the end of the second year following the calendar year of termination. The termination is treated as a normal termination under the Company’s stock option and benefit plans entitling the executive to exercise outstanding options within three months after termination and causing restrictions on restricted stock to lapse. Outplacement services are also provided. If the limitations described in Section 280G of the Internal Revenue Code are exceeded, the Company will not be able to deduct a portion of its payments. In addition, if these limitations are exceeded, Section 4999 of the Internal Revenue Code imposes an excise tax on all or part of the total payments. The agreement provides for an additional gross up payment equal to the excise tax (plus any penalties and interest) imposed on or with respect to the total payments.
     A change-in-control under the KEESAs includes: (1) an unrelated third party’s acquisition of 20% or more of the Company’s or APS’ voting stock; (2) a merger or consolidation where either the Company or APS combines with any other corporation such that the Company’s or APS’ outstanding voting stock immediately prior to merger or consolidation represents less than 60% of the voting stock of the Company or APS immediately after the merger or consolidation, but excluding a merger or consolidation effected to implement a recapitalization in which no unrelated third party acquires more than 20% of the voting stock of the Company or APS; (3) a sale, transfer or other disposition of all or substantially all of the assets of the Company or APS to an unrelated third party; or (4) the case where the composition of either the Board of the Company or of APS changes such that the members of the Board of the Company (the “Company Incumbent Board”) or of APS (the “APS Incumbent Board”), as of July 31, 2007 (and with respect to Mr. Hatfield after July 31, 2008) no longer comprises at least 2/3 of the Company’s or APS’ Board of Directors. For purposes of this latter provision, a person elected to either Board after July 31, 2007 (and with respect to Mr. Hatfield after July 31, 2008), is treated as a member of the Company Incumbent Board or APS Incumbent Board if his or her nomination or election by shareholders was approved by a 2/3 vote of the members then comprising the Company Incumbent Board or APS Incumbent Board, and it does not include anyone who became a director in an actual or threatened election contest relating to the election of directors.
     Each of the agreements terminates on December 31st of each year upon six months advance notice by the Company to the officer; if the six months advance notice is not given, the agreements will continue for successive one-year periods until the notice is given.
     Assuming a Termination Event triggering payments under the KEESAs for each of the Named Executive Officers on December 31, 2008, each Named Executive Officer would have been eligible to receive the following payments: Mr. Post — (severance payment: $5,557,674; present value of medical, dental, and life benefits: $43,114; and outplacement services: $10,000); Mr. Hatfield — (severance payment: $1,345,500; present value of medical, dental, and life benefits: $22,142; and outplacement services: $10,000); Mr. Brandt — (severance payment: $3,434,760; present value of medical, dental, and life benefits: $12,719; outplacement services: $10,000; and excise tax gross-up: $1,493,451); Mr. Edington — (severance payment: $3,684,577; present value of medical, dental, and life benefits: $19,281; and outplacement services: $10,000); and Mr. Wheeler — (severance payment: $1,993,486; present value of medical, dental, and life benefits: $19,307; outplacement services: $10,000; and excise tax gross-up: $743,418).
     Life Insurance Arrangements
     Executive Life Plan. In 1992, Mr. Post elected coverage under the Executive Life Plan, which is partially paid for by the Company, and currently provides coverage of $765,000. The estimated present value of the future lifetime amount the Company will pay is $75,057. Mr. Post will contribute an estimated present value future lifetime amount of $4,654 with respect to termination or retirement and $3,760 with respect to a change-in-control.
HR COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
     The members of the HR Committee during the fiscal year ended December 31, 2008 were Messrs. Basha, Herberger, Jamieson, and Lopez and Mses. Clark-Johnson and Grant. None of the members of the HR Committee is or has been an employee of the Company or any of its subsidiaries. There were no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the Company’s executive officers.
PROPOSAL 2 — RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP
AS INDEPENDENT AUDITORS OF THE COMPANY
     The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009 and has further directed that management submit the selection of the independent auditors for ratification by the shareholders at the Annual Meeting. Shareholder ratification is not required by the Company’s Bylaws or other applicable legal requirements. However, the Audit Committee is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. In the event the shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and the shareholders’ best interests.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF
DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

PROPOSAL 3 — SHAREHOLDER PROPOSAL
The Company has been advised that Emil Rossi (owner of record of 300 shares as of November 21, 2008) at P.O. Box 249, Boonville, California, 95415, intends to present the following proposal at the 2009 Annual Meeting. The proposal and supporting statement, exactly as submitted to the Company, are set forth below. The Board of Directors opposes this proposal for the reasons stated on pages 55-56 of this proxy statement.
3 — Special Shareowner Meetings
RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.
Statement of Emil Rossi
Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration.
Fidelity and Vanguard supported a shareholder right to call a special meeting. Governance ratings services, including The Corporate Library and Governance Metrics International, took special meeting rights into consideration when assigning company ratings.
This proposal topic won impressive support at the following companies based on 2008 yes and no votes:

Merck (MRK)	57%	William Steiner (Sponsor)
Occidental Petroleum (OXY)	66%	Emil Rossi
Marathon Oil (MRO)	69%	Nick Rossi
The merits of this Special Shareowner Meetings proposal should also be considered in the context of the need for further improvements in our company’s corporate governance and in individual director performance. In 2008 the following governance and performance issues were identified:
•	Three of our directors had 16 to 23-years tenure — Independence concern:
Pamela Grant
William Jamieson
Roy Herberger
•	Plus with their independence concerns these directors still held 8-seats on our key board committees of audit, nomination and executive pay.

•	Roy Herberger also served on the Apollo Group (APOL) board rated “D” by The Corporate Library www.thecorporatelibrary.com, an independent investment research firm.

•	We did not have an Independent Board Chairman-Independence concern.

•	We had no right to act by written consent.

•	And our directors can still be elected with one-vote each under our obsolete plurality voting.

Our poison pill with a 15% threshold could be reinstituted when it expires on March 26, 2009.

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:
Special Shareowner Meetings —
Yes on 3
What is the Board’s response to the proposal?
BOARD OF DIRECTORS STATEMENT AGAINST THE SHAREHOLDER PROPOSAL
     The Board of Directors and the CG Committee have carefully reviewed this shareholder proposal. In that review, they concluded that giving a small percentage of shareholders the ability to call special meetings of all the shareholders, who already meet on an annual basis, imposes substantial burdens that are not offset by the benefits.
•	Special meetings may already be called under our Bylaws.
     Under our Bylaws, a special meeting of shareholders may be called at any time by the Chairman of the Board, the President, or a majority of the Board of Directors. This Bylaw provision is an appropriate corporate governance provision because:
•	it enables the orderly conduct of the Company’s business;

•	it affords the Board of Directors ample notice and opportunity to respond to proposals;

•	it allows the Company’s directors, according to their fiduciary obligations, to exercise their business judgment to determine when it is in the best interests of shareholders to convene a special meeting;

•	Arizona law protects shareholders’ rights by requiring shareholder approval for significant corporate actions, such as a merger, a sale of all or substantially all of the Company’s assets and the dissolution of the Company; and

•	special meetings of shareholders should be reserved for extraordinary events that only occur when either fiduciary obligations or strategic concerns require that the matters to be addressed cannot wait until the next annual meeting.
•	Shareholders can already communicate with the Board at any time.
     The Company has established procedures, as described on pages 8 and 11 of this proxy statement, pursuant to which shareholders may communicate with directors. If any shareholder believes that a special meeting should be called, the shareholder may request that the Board call a special meeting. We encourage our shareholders to communicate with management and the Board of Directors. Finally, the Company’s entire Board of Directors is elected annually, giving shareholders a significant opportunity to indicate their approval of the Board’s actions each year.

•	Special meetings are time consuming and expensive.
     As of the date of this proxy statement, the Company estimates that it has approximately 84,615 shareholders, including beneficial owners. Calling a special meeting of shareholders is not an undertaking that should be taken lightly. The Company believes that, given the significant time commitment required of Board members, senior management and other company employees in preparing for a shareholders’ meeting, as well as the significant costs involved in preparing, printing and distributing proxy materials, allowing a minority of shareholders to call a special meeting could impose substantial financial and administrative burdens on the Company without any benefit to the shareholders as a whole.
•	10% is too low of a percentage.
     The Board does not believe it is appropriate to enable holders of only ten percent (a small minority of shareholders) of our common stock to have an unlimited ability to call special meetings for any purpose at any time. Enabling the holders of only ten percent of the Company’s outstanding stock to call special meetings could subject the Company and the Board to disruption from shareholder activists or special interest groups with an agenda not in the best interests of the Company or long-term shareholders. This is particularly true when the temporary borrowing of shares can distort a shareholder’s true ownership, solely for the purpose of meeting the required ownership threshold to trigger the calling of a special meeting. Such shareholders that do not have a long-term interest in the Company’s success should not be entitled to call special meetings.
     The Company takes issue with several statements about our directors and believes some of the statements are subject to either rebuttal or clarification. However, the Board has chosen to limit its response to the issue of special shareholder meetings. The Board would like to note that the Shareholder Rights Plan (commonly referred to as the “poison pill”) expired on March 26, 2009 and was not reinstituted by the Board.
THE BOARD OF DIRECTORS UNANIMOUNLY RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL
ADDITIONAL INFORMATION
How do we submit shareholder proposals or director nominations for the next Annual Meeting?
     Any shareholder who intends to have a proposal considered for inclusion in the proxy statement and form of proxy relating to the 2010 Annual Meeting of the Shareholders and who wishes to present the proposal at that meeting must submit the proposal in accordance with the applicable rules of the SEC. The Company must receive the proposal at its principal executive office on or before December 9, 2009. A shareholder who intends to present a proposal at the 2010 Annual Meeting but does not wish it to be included in the proxy statement and form of proxy must submit the proposal by the close of business on February 19, 2010 but not earlier than January 20, 2010, in accordance with the applicable provisions of the Company’s Bylaws, a copy of which is available upon written request to the Office of the Secretary. If a shareholder submits a proposal after the close of business on February 19, 2010, the Company’s proxy holders will be allowed to use their discretionary voting authority to vote against the proposal when and if the proposal is raised at the 2010 Annual Meeting. In addition, any shareholder who wishes to submit a nomination to the Board must deliver written notice of the nomination on or before November 21, 2009 and comply with the information requirements in the Company’s Bylaws relating to shareholder nominations. See “How are nominees for the Board selected?” on page 8 of this proxy statement. The Company suggests that proponents submit their proposals and nominations to the Office of the Secretary by Certified Mail — Return Receipt Requested.

How many Annual Reports and proxy statements are delivered to a shared address?
     If you and one or more shareholders of Company stock share the same address, it is possible that only one Notice of Internet Availability of Proxy Materials was delivered to your address. This is known as “householding.” Any registered shareholder who wishes to receive separate copies of the Notice of Internet Availability of Proxy Materials, the Annual Report, or proxy statement at the same address now or in the future may:
•	call the Company’s Shareholder Services at 1-602-250-5511;

•	mail a request to receive separate copies to Shareholder Services at P.O. Box 53999, Mail Station 8602, Phoenix, AZ 85072-3999; or

•	e-mail a request to: shareholderdept@pinnaclewest.com;
and the Company will promptly deliver to you the information you requested.
     Shareholders who own Company stock through a broker and who wish to receive separate copies of the Notice of Internet Availability of Proxy Materials should contact their broker.
     Shareholders currently receiving multiple copies of the Notice of Internet Availability of Proxy Materials at a shared address and who wish to receive only a single copy in the future may direct their request to the same phone number and addresses.
How much did this proxy solicitation cost?
     The Board of Directors is soliciting the enclosed proxy. The Company bears the cost of the solicitation of proxies. The Company may solicit consenting shareholders over the Internet, by telephone or by mail. The Company has retained Georgeson Inc. to assist in the distribution of proxy solicitation materials and the solicitation of proxies for $8,500, plus customary expenses. These costs will be paid by the Company. As required, the Company will reimburse brokerage houses and others for their out-of-pocket expenses in forwarding documents to beneficial owners of stock.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2 AND “AGAINST” PROPOSAL 3. Please mark your votes as indicated in X this example FOR WITHHOLD *EXCEPTIONS 1. Elect the thirteen (13) persons listed below to serve as ALL FOR ALL FOR AGAINST ABSTAIN directors until the next Annual Meeting of Shareholders or until 2. Ratify the appointment of Deloitte & Touche LLP as the their respective successors are duly elected and qualified. Company s independent auditors for the year ending Nominees: December 31, 2009. 01 Edward N. Basha, Jr. 08 Humberto S. Lopez 02 Donald E. Brandt 09 Kathryn L. Munro 3. Shareholder proposal asking the Company to amend 03 Susan Clark-Johnson 10 Bruce J. Nordstrom the Bylaws to allow shareholders owning 10% of the 04 Michael L. Gallagher 11 W. Douglas Parker Company s common stock to call special shareholder 05 Pamela Grant 12 William J. Post meetings. 06 Roy A. Herberger, Jr 13 William L. Stewart 07 William S. Jamieson (INSTRUCTIONS: To withhold authority to vote for any In their discretion, the proxies are authorized to vote on such other individual nominee, mark the “Exceptions” box above and matters as may properly come before the meeting or any adjournment write that nominee s name in the space provided below.) or postponement thereof, including procedural and other matters relating to the conduct of the meeting. *Exceptions The undersigned hereby revokes all previous proxies given by the undersigned with respect to the shares represented hereby in connection with the Company s 2009 Annual Meeting of Shareholders. This Proxy may be revoked at any time prior to a vote thereon. Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date. INTERNET http://www.eproxy.com/pnw Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site. OR TELEPHONE 1-866-580-9477 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Important notice regarding the Internet availability of Thank You For Voting proxy materials for the Annual Meeting of Shareholders The 2009 Proxy Statement, Summary Annual Report and Form 10-K are available at: http://bnymellon.mobular.net/bnymellon/pnw 46057 PRINT AUTHORIZATION (THIS BOXED AREA DOES NOT PRINT) To commence printing on this proxy card please sign, date and fax this card to: 212-709-3287 SIGNATURE:DATE: TIME:

PROXY FORM Pinnacle West Capital Corporation PROXY FORM This proxy is solicited on behalf of the Board of Directors for the Annual Meeting on May 20, 2009. The undersigned hereby appoints Donald E. Brandt and Nancy C. Loftin, individually and together, as proxies for the undersigned, each with full power of substitution, to attend the Annual Meeting of Shareholders of Pinnacle West Capital Corporation to be held May 20, 2009, at ten-thirty a.m. (10:30 a.m.), Mountain Standard Time, and at any adjournment or postponement thereof, and to vote as specified in this proxy all the shares of stock of the Company which the undersigned would be entitled to vote if personally present. The proxies of the undersigned may vote according to their discretion on any other matter that may properly come before the meeting. If the undersigned has voting rights with respect to shares of Company common stock under the Pinnacle West Capital Corporation Savings Plan (the “Plan”) then the undersigned hereby directs the trustee of the Plan to vote the shares equal to the number of share equivalents allocated to the undersigned s account under the Plan on all matters properly coming before the Annual Meeting, and at any adjournment or postponement thereof, in accordance with the instructions given herein. Shares under the Plan for which instructions are not received by midnight on May 18, 2009 will be voted by the trustee in accordance with the trustee s fiduciary duty. This proxy will be considered to be confidential voting instructions to the Plan trustee and to any entity acting as tabulating agent for the Plan trustee. ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THOSE SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1, FOR PROPOSAL 2 AND AGAINST PROPOSAL 3. BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 Address Change/Comments SOUTH HACKENSACK, NJ 07606-9250 (Mark the corresponding box on the reverse side) (Continued and to be marked, dated and signed on the other side) FOLD AND DETACH HERE Dear Shareholders, The 2009 Annual Meeting of Shareholders of Pinnacle West Capital Corporation will be held at the Herberger Theater Center, Phoenix, Arizona, on May 20, 2009 at 10:30 a.m., Mountain Standard Time. At the meeting, shareholders will be asked to (i) re-elect thirteen (13) current directors to serve on the Board until the 2010 Annual Meeting; (ii) ratify the appointment of the Company s independent auditors for the fiscal year ending December 31, 2009; and (iii) consider a shareholder proposal asking the Company to amend the Bylaws to allow shareholders owning 10% of the Company s common stock to call special shareholder meetings. Your vote is important and you may vote this proxy in one of three ways — by Internet, by telephone, or by mail. The reverse side of this letter provides voting information for all three (3) voting options. We encourage you to attend the Annual Meeting and have provided a map for your reference. Sincerely, Nancy C. Loftin Senior Vice President, General Counsel and Secretary Validation for the Chase parking structure (only) available at the Annual Meeting registration desk. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment. 46057